UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2010
ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

March 29, 2010

Dear Stockholder:

You are cordially invited to attend Starwood’s Annual Meeting of Stockholders, which is being held on Thursday, May 13, 2010, at 12:00 p.m. (local time), at the Sheraton Suites Philadelphia Airport, 4101 Island Avenue, Philadelphia, Pennsylvania 19153.

At this year’s Annual Meeting, you will be asked to (i) elect eleven Directors, (ii) ratify the appointment of Ernst & Young LLP as Starwood’s independent registered public accounting firm for 2010, and (iii) reapprove the Company’s Annual Incentive Plan for Certain Executives.

As owners of Starwood, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible. Instructions on how to vote are contained herein.

We appreciate your continued support and interest in Starwood.

Very truly yours,

Frits van Paasschen Chief Executive Officer and President	Bruce W. Duncan Chairman of the Board

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
OF
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
A Maryland Corporation

DATE:	May 13, 2010
TIME:	12:00 p.m., local time
PLACE:	Sheraton Suites Philadelphia Airport 4101 Island Avenue Philadelphia, Pennsylvania 19153
ITEMS OF BUSINESS:	1. To elect eleven Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.  To consider and vote upon the ratification of the appointment of Ernst & Young LLP as Starwood Hotels & Resorts Worldwide, Inc.’s (the “Company”) independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To reapprove the Company’s Annual Incentive Plan for Certain Executives.
4. To transact such other business as may properly come before the meeting or any postponement or adjournment therof.
RECORD DATE:	Holders of record of the Company’s stock at the close of business on March 17, 2010 are entitled to vote at the meeting.
ANNUAL REPORT:	The Company’s 2009 Annual Report on Form 10-K, which is not a part of the proxy soliciting material, is enclosed. The Annual Report may also be obtained from the Company’s website at www.starwoodhotels.com/corporate/investor_relations.html. Stockholders may also obtain, without charge, a copy of the Annual Report by contacting Investor Relations at the Company’s headquarters.
PROXY VOTING:	It is important that your shares be represented and voted at the meeting. You can authorize a proxy to vote your shares by completing and returning the proxy card sent to you. Most stockholders can authorize a proxy over the Internet or by telephone. If Internet or telephone authorization is available to you, instructions are printed on your proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. Your promptness will assist us in avoiding additional solicitation costs.

Kenneth S. Siegel
Corporate Secretary

March 29, 2010
White Plains, New York

WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have any questions about the Annual Meeting, you should contact:

Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604
Attention: Investor Relations
Phone Number: 1-914-640-8100

If you would like additional copies of this Proxy Statement or the Annual Report, or if you have questions about the Annual Meeting or need assistance in voting your shares, you should contact:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Phone Number: 1-800-859-8511 (toll free)

ii

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
1111 WESTCHESTER AVENUE
WHITE PLAINS, NY 10604

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 13, 2010

THE ANNUAL MEETING AND VOTING — QUESTIONS AND ANSWERS

Why did I receive the Notice of Meeting and Internet Availability of Proxy Materials or this Proxy Statement?

Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company” or “Starwood”), has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Company’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting. The Company is first making these materials available (and is mailing the Notice of Meeting and Internet Availability of Proxy Materials) on or about March 29, 2010. This Notice contains instructions on how to access the Company’s proxy statement and 2009 Annual Report to Stockholders and vote online. By furnishing this Notice, the Company is lowering the costs and reducing the environmental impact of its Annual Meeting.

The Company intends to start mailing a paper or electronic copy of its proxy statement and 2009 Annual Report to those stockholders who have requested a paper or electronic copy on or about March 29, 2010.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on May 13, 2010 at 12:00 p.m. (local time), at the Sheraton Suites Philadelphia Airport, 4101 Island Avenue, Philadelphia, Pennsylvania 19153. If you plan to attend the Annual Meeting and have a disability or require special assistance, please contact the Company’s Investor Relations department at (914) 640-8100.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, the stockholders of the Company will consider and vote upon:

1. The election of eleven Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2. The ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for 2010.

3. The reapproval of the Company’s Annual Incentive Plan for Certain Executives.

4. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is presented at the Annual Meeting, the persons named as proxies on the enclosed proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we sent a Notice of Meeting and Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the close of business on March 17, 2010. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?

If you were a stockholder of the Company at the close of business on March 17, 2010 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. You have one vote for each share of common stock of the Company (“Shares”) you held at the close of business on the Record Date on each matter that is properly submitted to a vote at the Annual Meeting, including Shares:

•	Held directly in your name as the stockholder of record,

•	Held for you in an account with a broker, bank or other nominee, or

•	Credited to your account in the Company’s Savings and Retirement Plan (the “Savings Plan”).

On the Record Date there were 188,946,476 Shares outstanding and entitled to vote at the Annual Meeting and there were 15,414 record holders of Shares. The Shares are the only outstanding class of voting securities of the Company.

Who may attend the Annual Meeting?

Only stockholders of record, or their duly authorized proxies, may attend the Annual Meeting. Registration and seating will begin at 11:00 a.m. To gain admittance, you must present valid picture identification, such as a driver’s license or passport. If you hold Shares in “street name” (through a broker or other nominee), you will also need to bring a copy of a brokerage statement (in a name matching your photo identification) reflecting your stock ownership as of the Record Date. If you are a representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are a representative of such stockholder.

Please note that cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many Shares must be present to hold the Annual Meeting?

The presence in person or by proxy of holders of a majority of the outstanding Shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. Your Shares are counted as present at the meeting if you:

•	are present in person at the Annual Meeting, or

•	have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present when the Annual Meeting is convened, or if for any other reason the presiding officer believes that the Annual Meeting should be adjourned, the Annual Meeting may be adjourned by the presiding officer. If a motion is made to adjourn the Annual Meeting, the persons named as proxies on the enclosed proxy card will have discretion to vote on such adjournment all Shares for which such persons have voting authority.

What are broker non-votes?

If you have Shares that are held by a broker, you may give the broker voting instructions and the broker must vote as you directed. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters (i.e., the ratification of an independent registered public accounting firm). For non-routine matters and on the election of Directors, however, the broker may NOT vote using its discretion. This is referred to as a broker non-vote.

How many votes are required to approve each proposal?

Directors will be elected by a plurality of the votes cast at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the eleven nominees who receive the largest number of “FOR” votes cast will be elected as Directors. Stockholders cannot cumulate votes in the election of Directors. Broker non-votes will not have any effect on the election of Directors. See “What happens if a Director nominee does not receive a majority of the votes cast?” below for information concerning our director resignation policy.

Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm requires “FOR” votes from a majority of the votes cast on the matter at the Annual Meeting, either in person or represented by properly completed or authorized proxy. Abstentions and broker non-votes will have no effect on the matter. If a majority of the votes cast at the Annual Meeting vote “AGAINST” ratification of the appointment of Ernst & Young, the Board and the Audit Committee will reconsider its appointment.

Reapproval of the Company’s Annual Incentive Plan for Certain Executives requires “FOR” votes from a majority of the votes cast at the Annual Meeting on the matter, either in person or represented by properly completed or authorized proxy. Abstentions and broker non-votes will have no effect on the matter. If a majority of the votes cast at the Annual Meeting vote “AGAINST” the reapproval of the Company’s Annual Incentive Plan for Certain Executives, the Board of Directors and its Compensation and Option Committee will reconsider the plan.

What happens if a Director nominee does not receive a majority of the votes cast?

Under our Bylaws, a Director nominee, running uncontested, who receives more “Withheld” than “For” votes is required to tender his or her resignation for consideration by the Board. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation and publicly disclose its decision within 90 days following certification of the election results. The Director who tenders his or her resignation will not participate in the Board’s decision with respect to that resignation.

How do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote your shares by authorizing a proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also authorize a proxy to vote your shares by mail or by telephone.

Each Share represented by a properly completed written proxy or properly authorized proxy by telephone or over the Internet will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such Shares will be voted FOR the election of each of the nominees for Director, FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2010, and FOR the reapproval of the Company’s Annual Incentive Plan for Certain Executives and, in the discretion of the proxy holder, on any other business that may properly come before the meeting.

If you participate in the Savings Plan and have contributions invested in Shares, the proxy card will serve as a voting instruction for the trustee of the Savings Plan. You must return your proxy card to the transfer agent on or prior to May 7, 2010. If your proxy card is not received by the transfer agent by that date or if you sign and return your proxy card without instructions marked in the boxes, the trustee will vote your Shares in the same proportion as other Shares held in the Savings Plan for which the trustee received timely instructions unless contrary to ERISA (Employee Retirement Income Security Act).

How can I revoke a previously submitted proxy?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may submit a proxy again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote at the meeting or specifically request in writing that your prior proxy be revoked.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card from the Company, it means your Shares are not all registered in the same way (for example, some are held in your name and others are held jointly with a spouse) and are in more than one account. Please sign and return all proxy cards you receive to ensure that all Shares held by you are voted.

How does the Board recommend that I vote?

The Board recommends that you vote FOR each of its Director nominees, FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2010, and FOR the reapproval of the Company’s Annual Incentive Plan for Certain Executives.

CORPORATE GOVERNANCE

Starwood is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our Company’s integrity in the marketplace.

Board Leadership Structure and Risk Oversight

We believe that the composition of our Board of Directors (the “Board”) and its committees result in a strong leadership structure for our Company. As of the date of this proxy statement, our Board has eleven directors, comprised of one chairman (who is not the Chief Executive Officer and President of the Company), nine additional non-employee members, and the Chief Executive Officer and President of the Company. Biographies of our Directors can be found in the Election of Directors section beginning on page 7. The Board has the following four standing committees: (1) Audit, (2) Capital, (3) Compensation and Option and (4) Corporate Governance and Nominating. The current committee membership, the number of meetings held during the last fiscal year and the function of each of the standing committees are described in the Board Meetings and Committees section beginning on page 10. Each of the standing committees operates under a written charter adopted by the Board. All of the committee charters are available on the Company’s website at www.starwoodhotels.com/corporate/investor_relations.html.

As part of its general oversight duties, the Board oversees the Company’s risk management. The Board regularly invites key members of the Company’s management to its meetings in order to inform the Board of any operational and/or financial risks that the Company is facing, and the Board reviews and directs management to address and mitigate such risks. In addition, one of the responsibilities of the Audit Committee is to discuss and review the systems of internal controls over financial reporting, accounting, legal compliance and our ethics policies, as established by the Board and/or management, in order to assess risk and oversee risk management. In setting compensation practices, the Compensation and Option Committee considers the risks to our stockholders, and the Company as a whole, and structures our incentive compensation to discourage the taking of excessive risks.

Corporate Governance Policies

In addition to our charter and Bylaws, we have adopted Corporate Governance Guidelines (the “Guidelines”), which are posted on our website at www.starwoodhotels.com/corporate/investor_relations.html, to address significant corporate governance matters. The Guidelines provide a framework for the Company’s corporate governance and cover topics including, but not limited to, Board and committee composition, Director Share ownership guidelines, and Board evaluations. The Corporate Governance and Nominating Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines.

The Company has adopted a Finance Code of Ethics applicable to its Chief Executive Officer, Chief Financial Officer, Corporate Controller, Corporate Treasurer, Senior Vice President-Taxes and persons performing similar functions. The Finance Code of Ethics is posted on the Company’s website at www.starwoodhotels.com/corporate/investor_relations.html. The Company intends to post amendments to, and waivers from, the Finance Code of Ethics that require disclosure under applicable Securities and Exchange Commission (the “SEC”) rules on its website. In addition, the Company has a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all employees and Directors that addresses legal and ethical issues employees may encounter in carrying out their duties and responsibilities. Subject to applicable law, employees are required to report any conduct they believe to be a violation of the Code of Conduct. The Code of Conduct is posted on the Company’s website at www.starwoodhotels.com/corporate/investor_relations.html.

The Company has a Disclosure Committee, comprised of certain senior executives, to design, establish and maintain the Company’s internal controls and other procedures with respect to the preparation of periodic reports filed with the SEC, earnings releases and other written information that the Company will disclose to the investment community. The Disclosure Committee evaluates the effectiveness of the Company’s disclosure controls and procedures on a regular basis and maintains written records of its meetings.

The Board has a policy under which Directors who are not employees of the Company or any of its subsidiaries may not stand for re-election after reaching the age of 72. In addition, under this policy, Directors who are employees of the Company must retire from the Board upon their retirement from the Company. Pursuant to the Guidelines, the Board also has a policy that Directors who change their principal occupation (including through retirement) should voluntarily tender their resignation to the Board.

The Company expects all Directors to attend the Annual Meeting and believes that attendance at the Annual Meeting is as important as attendance at meetings of the Board of Directors and its committees. In fact, the Company typically schedules Board of Directors’ and committee meetings to coincide with the dates of its Annual Meetings. However, from time to time, other commitments prevent all Directors from attending each meeting. All Directors who were Board members at the time attended the most recent annual meeting of stockholders, which was held on May 6, 2009.

The Company indemnifies its Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under the Company’s charter, and the Company has also signed agreements with each of those individuals contractually obligating it to provide this indemnification to them.

Director Independence

In accordance with New York Stock Exchange (the “NYSE”) rules, the Board makes an annual determination as to the independence of the Directors and nominees for election as a Director. No Director will be deemed to be independent unless the Board affirmatively determines that the Director has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. A material relationship is one that impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. The Board observes all criteria for independence established by the NYSE listing standards and other governing laws and regulations. In its annual review of Director independence, the Board considers any commercial, banking, consulting, legal, accounting, charitable or other business relationships each Director may have with the Company. In addition, the Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the NYSE in effect from time to time. As a result of its annual review, the Board has determined that all of the Directors, with the exception of Mr. van Paasschen, are independent directors. Mr. van Paasschen is not independent because he is serving as the Chief Executive Officer and President of the Company.

In making this determination, the Board took into account that three of the non-employee Directors, Messrs. Aron and Daley and Ms. Galbreath, have no relationship with the Company except as a Director and stockholder of the Company and that the remaining seven non-employee Directors have relationships with companies that do business with the Company that are consistent with the NYSE independence standards. With respect to Mr. Duncan, the Board considered the fact that Mr. Duncan served as Chief Executive Officer on an interim basis from April 1, 2007 to September 24, 2007 and received a salary and other benefits for his services. Prior to serving as Chief Executive Officer on an interim basis, the Board determined that Mr. Duncan was an independent director.

Yahoo! Inc., Amazon.com, Inc., Burger King Holdings, Inc., The Gap, Inc., American Express Company, and Intel Corporation are the only companies to transact business with the Company over the past three years in which any of the Company’s independent directors served as a director, executive officer or is a partner, principal or greater than 10% stockholder. Mr. Hippeau is a director of Yahoo! Inc.; Mr. Ryder is a director of Amazon.com, Inc.; Mr. Youngblood is a director of Burger King Holdings, Inc. and The Gap, Inc.; and Ambassador Barshefsky is a director of American Express Company and Intel Corporation. In the case of each company other than American Express Company, the combined annual payments from the Company to each such entity and from each such entity to the Company has been less than .05% of the Company’s and/or each such other entity’s annual consolidated revenues for each of the past three years. In the case of American Express Company, with which the Company co-brands the American Express Starwood Preferred Guest credit card, the combined annual payments from the Company to American Express Company and from American Express Company to the Company has been less than

1% of American Express Company’s annual consolidated revenues for each of the past three years and payments from American Express Company were less than 9.5% of the Company’s annual consolidated revenues for 2009, less than 4% for 2008 and less than 2% for 2007. Ambassador Barshefsky serves solely as a director of American Express Company and derives no personal benefit from these payments. These relationships are consistent with the NYSE independence standards. In addition, in the case of Mr. Quazzo, the Board considered that in January 2008 a fund managed by Transwestern Investment Company, LLC, of which Mr. Quazzo is the Chief Executive Officer, purchased the office building in Phoenix where the Company maintains an office. The Company’s lease for the office space was negotiated and entered into prior to the acquisition with unaffiliated third parties at arms-length and was not amended in connection with the acquisition of the building by the fund. Mr. Quazzo has informed the Company that he did not derive any direct personal benefit from the office space lease, although his compensation does depend, in part, on Transwestern Investment Company, LLC’s results of operations.

Mr. Duncan, who was an independent Director prior to his interim appointment as Chief Executive Officer, has served as non-executive Chairman of the Board from May 2005 until March 31, 2007 when he was appointed Chief Executive Officer on an interim basis, and from September 24, 2007 to the present. Prior to March 31, 2007 and following September 24, 2007, Mr. Duncan, as Chairman, ran meetings of the Board. During Mr. Duncan’s appointment as Chief Executive Officer on an interim basis, the Chairman of the Corporate Governance and Nominating Committee presided at the meetings of the Board held in executive session. Mr. Quazzo, an independent Director, served as the Chairman of the Corporate Governance and Nominating Committee in 2009.

Communications with the Board

The Company has adopted a policy which permits stockholders and other interested parties to contact the Board of Directors. If you are a stockholder or interested party and would like to contact the Board of Directors you may send a letter to the Board of Directors, c/o the Corporate Secretary of the Company, 1111 Westchester Avenue, White Plains, New York 10604 or online at www.hotethics.com. You should specify in the communication that you are a stockholder or an interested party. If the correspondence contains complaints about Starwood’s accounting, internal or auditing matters or directed to the non-management directors, the Corporate Secretary will forward that correspondence to a member of the Audit Committee. If the correspondence concerns other matters, the Corporate Secretary will forward the correspondence to the Director to whom it is addressed or otherwise as would be appropriate under the circumstances, attempt to handle the inquiry directly (for example where it is a request for information or a stock-related matter), or not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic. At each regularly scheduled Board meeting, the Corporate Secretary or his designee will present a summary of all such communications received since the last meeting that were not forwarded and shall make those communications available to the Directors upon request. This policy is also posted on the Company’s website at www.starwoodhotels.com/corporate/investor_relations.html.

Posted Documents

You may also obtain a free copy of any of the aforementioned posted documents by sending a letter to the Company’s Investor Relations Department, 1111 Westchester Avenue, White Plains, New York 10604. Please note that the information on the Company’s website is not incorporated by reference in this Proxy Statement.

ELECTION OF DIRECTORS

Under the Company’s charter, each of the Company’s Directors is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders and stockholders may vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of Directors to be elected at the meeting. Each nominee has agreed to serve on the Board if elected. Set forth below is information as of March 17, 2010 regarding the nominees for election, which has been confirmed by each of them for inclusion in this Proxy Statement.

Directors Nominated at the Annual Meeting will be Elected to Serve Until the 2011 Annual Meeting of Stockholders and Until his or her Successor is Duly Elected and Qualified

Frits van Paasschen, 49, has been Chief Executive Officer and President of the Company since September 2007. From March 2005 until September 2007, he served as President and CEO of Molson Coors Brewing Company’s largest division, Coors Brewing Company, prior to its merger with Miller Brewing Company and the formation of MillerCoors LLC. Prior to joining Coors, from April 2004 until March 2005, Mr. van Paasschen worked independently through FPaasschen Consulting and Mercator Investments, evaluating, proposing, and negotiating private equity transactions. Prior thereto, Mr. van Paasschen spent seven years at Nike, Inc., most recently as Corporate Vice President/General Manager, Europe, Middle East and Africa from 2000 to 2004. From 1995 to 1997, Mr. van Paasschen served as Vice President, Finance and Planning at Disney Consumer Products and earlier in his career was a management consultant for eight years at McKinsey & Company and the Boston Consulting Group. Mr. van Paasschen has been a Director of the Company since September 2007.

The Corporate Governance and Nominating Committee considered these qualifications, his significant public company managerial experience, his experience with the Company, and a requirement under his employment agreement that he serve on the Company’s Board (subject to customary procedures and conditions to Board membership, including stockholder election) in making the determination that Mr. van Paasschen should be a nominee for director of the Company.

Bruce W. Duncan, 58, has been President, Chief Executive Officer and Director of First Industrial Realty Trust, Inc. since January 2009, prior to which time he was a private investor since January 2006. From April to September 2007, Mr. Duncan served as Chief Executive Officer of the Company on an interim basis. He also has been a senior advisor to Kohlberg Kravis & Roberts & Co. from July 2008 to January 2009. From May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and Trustee of Equity Residential (“EQR”), a publicly traded apartment company, and held various positions at EQR from March 2002 to December 2007, including President, Chief Executive Officer and Trustee from January 2003 to May 2005, and President and Trustee from March 2002 to December 2002. Mr. Duncan has served as a Director of the Company since April 1999, and was a Trustee of Starwood Hotels & Resorts, a real estate investment trust and former subsidiary of the Company (the “Trust”), since August 1995.

The Corporate Governance and Nominating Committee considered these qualifications, his experience as Chief Executive Officer of other publicly traded companies, and his tenure with the Company in making the determination that Mr. Duncan should be a nominee for director of the Company.

Adam M. Aron, 55, has been Chairman and Chief Executive Officer of World Leisure Partners, Inc., a leisure-related consultancy, since 2006. From 1996 through 2006, Mr. Aron served as Chairman and Chief Executive Officer of Vail Resorts, Inc., an owner and operator of ski resorts and hotels. Mr. Aron is a director of Norwegian Cruise Line Limited, Prestige Cruise Holdings, Inc., Cap Juluca Properties Ltd. and E-Miles LLC. In the past 5 years, Mr. Aron also served as a director of FTD Group, Inc., Rewards Network, Inc. and Marathon Acquisition Corp. Mr. Aron has been a Director of the Company since August 2006.

The Corporate Governance and Nominating Committee considered these qualifications, his significant experience in the leisure travel industry, and his experience with the Company in making the determination that Mr. Aron should be a nominee for director of the Company.

Charlene Barshefsky, 59, has been Senior International Partner at the law firm of WilmerHale, LLP, Washington, D.C. since September 2001. From March 1997 to January 2001, Ambassador Barshefsky was the United States Trade Representative, the chief trade negotiator and principal trade policymaker for the United States and a member of the President’s Cabinet. Ambassador Barshefsky is a director of The Estee Lauder Companies, Inc. since July 2001, American Express Company since July 2001 and Intel Corporation since January 2004. Ambassador Barshefsky also serves on the Board of Directors of the Council on Foreign Relations and the Howard Hughes Medical Institute. In the past 5 years Ambassador Barshefsky also served as a director of Idenix Pharmaceuticals, Inc. She has been a Director of the Company, and was a Trustee of the Trust, since October 2001.

The Corporate Governance and Nominating Committee considered these qualifications, her significant public policy experience, and her tenure with the Company in making the determination that Ambassador Barshefsky should be a nominee for director of the Company.

Thomas E. Clarke, 58, has been President of New Business Ventures of Nike, Inc., a designer, developer and marketer of footwear, apparel and accessory products, since 2001. Dr. Clarke joined Nike in 1980. He was appointed Divisional Vice President in charge of marketing in 1987, Corporate Vice President in 1990, and served as President and Chief Operating Officer from 1994 to 2000. Dr. Clarke previously held various positions with Nike, primarily in research, design, development and marketing. Dr. Clarke is also a director of Newell Rubbermaid Inc. since 2003, a global marketer of consumer and commercial products. Dr. Clarke has been a Director of the Company since April 2008.

The Corporate Governance and Nominating Committee considered these qualifications, his expertise in brand marketing, and his experience with the Company in making the determination that Dr. Clarke should be a nominee for director of the Company.

Clayton C. Daley, Jr., 58, spent his entire professional career with The Procter & Gamble Company, joining the company in 1974, and has held a number of key accounting and finance positions including Chief Financial Officer and Vice Chair for Procter & Gamble; Comptroller, U.S. Operations for Procter & Gamble USA; Vice President and Comptroller of Procter & Gamble International and Vice President and Treasurer. Mr. Daley retired from Procter & Gamble in October 2009. Mr. Daley is also a director of Nucor Corporation since 2001 and Foster Wheeler, AG since 2009. In addition, Mr. Daley is a director of the Boys Scouts of America — Dan Beard Council, and is Senior Advisor to TPG Capital. Mr. Daley has been a Director of the Company since November 2008.

The Corporate Governance and Nominating Committee considered these qualifications, his experience in corporate strategy and planning for a global consumer products company, his financial expertise, and his experience with the Company in making the determination that Mr. Daley should be a nominee for director of the Company.

Lizanne Galbreath, 52, has been Managing Partner of Galbreath & Company, a real estate investment firm, since 1999. From April 1997 to 1999, Ms. Galbreath was Managing Director of LaSalle Partners/Jones Lang LaSalle where she also served as a director. From 1984 to 1997, Ms. Galbreath served as a Managing Director, Chairman and Chief Executive Officer of The Galbreath Company, the predecessor entity of Galbreath & Company. Ms. Galbreath has been a Director of the Company, and was a Trustee of the Trust, since May 2005.

The Corporate Governance and Nominating Committee considered these qualifications, her expertise in real estate, and her tenure with the Company in making the determination that Ms. Galbreath should be a nominee for director of the Company.

Eric Hippeau, 58, has been Chief Executive Officer of The Huffington Post, a news website, since June 2009. From 2000 to 2009, he was a Managing Partner of Softbank Capital, a technology venture capital firm. Mr. Hippeau served as Chairman and Chief Executive Officer of Ziff-Davis Inc., an integrated media and marketing company, from 1993 to March 2000 and held various other positions with Ziff-Davis from 1989 to 1993. Mr. Hippeau has been a director of Yahoo! Inc. since January 1996. Mr. Hippeau has been a Director of the Company, and was a Trustee of the Trust, since April 1999.

The Corporate Governance and Nominating Committee considered these qualifications, his significant experience as a director including at many privately held companies, and his tenure with the Company in making the determination that Mr. Hippeau should be a nominee for director of the Company.

Stephen R. Quazzo, 50, is the Chief Executive Officer and has been the Managing Director and co-founder of Transwestern Investment Company, L.L.C., a real estate principal investment firm, since March 1996. From April 1991 to March 1996, Mr. Quazzo was President of Equity Institutional Investors, Inc., a subsidiary of Equity Group Investments, Inc. Mr. Quazzo has been a Director of the Company since April 1999, and was a Trustee of the Trust, since August 1995.

The Corporate Governance and Nominating Committee considered these qualifications, his expertise in real estate, and his tenure with the Company in making the determination that Mr. Quazzo should be a nominee for director of the Company.

Thomas O. Ryder, 65, retired as Chairman of the Board of The Reader’s Digest Association, Inc. in January 2007, a position he had held since January 1, 2006. Mr. Ryder was Chairman of the Board and Chief Executive Officer of that company from April 1998 through December 31, 2005. In addition, Mr. Ryder was Chairman of the Board and Chairman of the Audit Committee of Virgin Mobile USA, Inc. from October 2007 to November 2009. Mr. Ryder was President, American Express Travel Related Services International, a division of American Express Company, which provides travel, financial and network services, from October 1995 to April 1998. In addition, he has been a director of Amazon.com, Inc. since November 2002, and World Color Press, Inc. since July 2009. Mr. Ryder has been a Director of the Company, and was a Trustee of the Trust, since April 2001.

The Corporate Governance and Nominating Committee considered these qualifications, his financial expertise, and his tenure with the Company in making the determination that Mr. Ryder should be a nominee for director of the Company.

Kneeland C. Youngblood, 54, is a founding partner of Pharos Capital Group, L.L.C., a private equity fund focused on technology companies, business service companies and health care companies, since January 1998. From July 1985 to December 1997, he was in private medical practice. He is former Chairman of the Board of the American Beacon Funds, a mutual fund company managed by AMR Investments, an investment affiliate of American Airlines. He has also been a director of Burger King Holdings, Inc. since October 2004; The Gap, Inc. since November 2006; and Energy Future Holdings (formerly TXU Corp.) since October 2007. Mr. Youngblood has been a Director of the Company, and was a Trustee of the Trust, since April 2001.

The Corporate Governance and Nominating Committee considered these qualifications, his experience as a director of large public companies, and his tenure with the Company in making the determination that Mr. Youngblood should be a nominee for director of the Company.

The Board unanimously recommends a vote FOR election of these nominees.

Board Meetings and Committees

The Board of Directors held ten meetings during 2009. In addition to meetings of the full Board, Directors attended meetings of individual Board committees. Each Director attended at least 75% of the total number of meetings of the full Board and committees on which he or she serves.

The Board has established Audit, Capital, Compensation and Option and Corporate Governance and Nominating Committees, the principal functions of which are described below:

Audit Committee.  The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is currently comprised of Messrs. Ryder (chairperson), Aron, Clarke, Daley and Youngblood, all of whom are “independent” Directors, as determined by the Board in accordance with the NYSE listing requirements and applicable federal securities laws. The Board has determined that each of Messrs. Ryder and Daley is an “audit committee financial expert” under federal securities laws and has adopted a written charter for the Audit Committee. The Audit Committee provides oversight regarding accounting, auditing and financial reporting practices of the Company. The Audit Committee selects and engages the independent registered public accounting firm to serve as auditors with whom it discusses the scope and results of their audit. The Audit Committee also discusses with the independent registered public accounting firm, and with management, financial accounting and reporting principles, policies and practices and the adequacy of the Company’s accounting, financial, operating and disclosure controls. The Audit Committee met nine times during 2009.

Capital Committee.  The Capital Committee is currently comprised of Ms. Galbreath (chairperson), and Messrs. Clarke, Hippeau and Quazzo. The Capital Committee was established in November 2005 to exercise some of the power of the Board relating to, among other things, capital plans and needs, mergers and acquisitions, divestitures and other significant corporate opportunities between meetings of the Board. The Capital Committee met seven times during 2009.

Compensation and Option Committee.  Under the terms of its charter, the Compensation and Option Committee (the “Compensation Committee”) is required to consist of three or more members of the Board of Directors who meet the independence requirements of the NYSE, are “non-employee directors” pursuant to SEC

Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee is currently comprised of Messrs. Aron (chairperson), Daley, Duncan, Youngblood and Ms. Galbreath, all of whom are “independent” Directors, as determined by the Board in accordance with the NYSE listing requirements. The Compensation Committee makes recommendations to the Board with respect to the salaries and other compensation to be paid to the Company’s executive officers and other members of senior management and administers the Company’s employee benefits plans, including the Company’s 2004 Long-Term Incentive Compensation Plan. The Compensation Committee met five times during 2009.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is currently comprised of Messrs. Quazzo (chairman), Duncan and Hippeau and Ambassador Barshefsky, all of whom are “independent” Directors, as determined by the Board in accordance with the NYSE listing requirements. The Corporate Governance and Nominating Committee was established in May 2004, combining the functions of the Corporate Governance Committee and the Nominating Committee, to oversee compliance with the Company’s corporate governance standards and to assist the Board in fulfilling its oversight responsibilities. The Corporate Governance and Nominating Committee establishes, or assists in the establishment of, the Company’s governance policies (including policies that govern potential conflicts of interest) and monitors and advises the Company as to compliance with those policies. The Corporate Governance and Nominating Committee reviews, analyzes, advises and makes recommendations to the Board with respect to situations, opportunities, relationships and transactions that are governed by such policies, such as opportunities in which a Director or executive officer or their affiliates has a personal interest. In addition, the Corporate Governance and Nominating Committee is responsible for making recommendations for candidates for the Board of Directors, taking into account nominations made by officers, Directors, employees and stockholders, recommending Directors for service on Board committees, developing and reviewing background information for candidates, and making recommendations to the Board for changes to the Corporate Governance Guidelines as they pertain to the nomination or qualifications of Directors or the size of the Board, if applicable. The Corporate Governance and Nominating Committee met four times during 2009.

There are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks a diverse group of candidates who possess the background, skills and expertise relevant to the business of the Company or candidates that possess a particular geographical or international perspective. The Board looks for candidates with qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. The Board seeks to insure that at least two-thirds of the Directors are independent under the Company’s Governance Guidelines, and that members of the Company’s Audit Committee meet the financial literacy requirements under the rules of the NYSE and at least one of them qualifies as an “audit committee financial expert” under applicable federal securities laws. The Corporate Governance and Nominating Committee does not have a set policy for considering or weighing diversity in identifying nominees but does seek to have a diversity of backgrounds, skills and perspectives among Board members, and considers how the background, skills and perspectives of the nominee would contribute to the total mix of backgrounds, skills and perspectives that would be available to the Board as a whole. Annually the Corporate Governance and Nominating Committee reviews the qualifications and backgrounds of the Directors and the overall composition of the Board, and recommends to the full Board the slate of Directors to be recommended for nomination for election at the annual meeting of stockholders.

The Board does not believe that its members should be prohibited from serving on boards and/or committees of other organizations, and the Board has not adopted any guidelines limiting such activities. However, the Corporate Governance and Nominating Committee and the full Board will take into account the nature of, and time involved in, a Director’s service on other boards in evaluating the suitability of individual Directors and making its recommendations to Company stockholders. Service on boards and/or committees of other organizations should be consistent with the Company’s conflict of interest policies.

The Corporate Governance and Nominating Committee may from time-to-time utilize the services of a search firm to help identify and evaluate candidates for Director who meet the qualifications outlined above.

The Corporate Governance and Nominating Committee will consider candidates for nomination recommended by stockholders and submitted for consideration. Although it has no formal policy regarding stockholder candidates, the Corporate Governance and Nominating Committee believes that stockholder candidates should be reviewed in substantially the same manner as other candidates.

Under the Company’s current Bylaws, stockholder nominations to be voted on at an annual meeting of our stockholders must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to the Corporate Secretary, 1111 Westchester Avenue, White Plains, New York 10604, and be received by the Corporate Secretary no later than the close of business on the 75th day nor earlier than the close of business on the 100th day prior to the first anniversary of the preceding year’s annual meeting. In accordance with the Company’s current Bylaws, in addition to other required information, such notice shall set forth as to each proposed nominee (i) the name, age and business address of each nominee proposed in such notice, and a statement as to the qualification of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of Shares which are beneficially owned by each such nominee and by the nominating stockholder, and (iv) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations regulated by Regulation 14A of the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.

The Company provides a comprehensive orientation for all new Directors. It includes a corporate overview, one-on-one meetings with senior management and an orientation meeting. In addition, all Directors are given written materials providing information on the Company’s business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s Directors and executive officers, and persons who own more than ten percent of the outstanding Shares, file with the SEC (and provide a copy to the Company) certain reports relating to their ownership of Shares.

To the Company’s knowledge, based solely on a review of the copies of these reports furnished to the Company for the fiscal year ended December 31, 2009, and written representations from our Directors and executive officers, all Section 16(a) filing requirements applicable to its Directors, executive officers and greater than 10 percent beneficial owners were complied with for the most recent fiscal year, except that, due to an administrative error, Mr. Avril failed to timely file one Form 4 with respect to one transaction. This transaction was filed late by the Company on behalf of Mr. Avril.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed and is requesting ratification by stockholders of the appointment of Ernst & Young as the Company’s independent registered public accounting firm. While not required by law, the Board is asking the stockholders to ratify the selection of Ernst & Young as a matter of good corporate practice. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, the Board and the Audit Committee will reconsider the selection of the independent registered public accounting firm.

The Board unanimously recommends a vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2010.

REAPPROVAL OF THE ANNUAL INCENTIVE PLAN FOR CERTAIN EXECUTIVES

Introduction

To further our policy of providing our key employees the opportunity to earn competitive levels of incentive compensation based primarily on the performance of the Company, in 1999, the Board of Directors adopted and the stockholders approved the Annual Incentive Plan for Certain Executives (the “Executive Plan”). In 2005, the stockholders re-approved the Executive Plan, as amended. The Board of Directors amended and restated the

Executive Plan in December 2008 for the primary purpose of bringing it into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board of Directors adopted the Executive Plan to assure that bonuses made to the Company’s executive officers would continue to qualify as “other performance-based compensation” under Section 162(m) of the Code (“Section 162(m)”). Under Section 162(m), no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to certain executive officers. An exception to this rule applies to certain performance-based compensation that is paid pursuant to a plan or program approved by our stockholders and that specifies the performance objectives to be obtained, the class of employees eligible to receive awards and the maximum amount that can be paid to eligible employees under such plan or program. For certain awards, such as cash bonus awards under the Executive Plan, to qualify for the exception available for performance-based compensation, stockholders must approve the performance objectives to which such awards relate.

As set forth below, we are currently seeking reapproval of the Executive Plan, as amended and restated in December 2008, in order to continue to qualify certain compensation payable thereunder for deductibility by the Company for federal income tax purposes. Under the applicable federal income tax regulations, stockholders must reapprove the performance criteria set forth in the Executive Plan every five years to have the compensation that is paid under the Executive Plan continue to be exempted from the limits under Section 162(m).

The Executive Plan permits the Company to award qualified annual cash bonuses to the Company’s executive officers based on a determination by the Committee that performance objectives established by the Committee and based on those criteria set forth in the Executive Plan have been attained. In addition, the Committee may authorize payment of up to 25% of a participant’s bonus in the form of restricted stock awards, which are valued at 75% of the fair market value of a Share.

The principal features of the Executive Plan are summarized below. The description is subject to the terms of the Executive Plan, which is attached as an appendix to this Proxy Statement. The existence of the Executive Plan shall not preclude the Company from making additional payments outside the Executive Plan to participants therein or to other employees.

Annual Incentive Plan for Certain Executives

The Executive Plan will be administered by a committee (the “Committee”) comprised solely of two or more Directors, each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” within the meaning of Section 162(m). The Compensation Committee is expected to serve as the Committee. The Company’s Chief Executive Officer, the Company’s Executive Chairman (if any), and any other executive officer of the Company who is designated by the Committee on or before the 90th day of a fiscal year will participate in the Executive Plan for such fiscal year. For the 2009 fiscal year, Messrs. van Paasschen, Avril, Cava, McAveety, Prabhu, Siegel and Turner are the only participants (“Participants”) in the Executive Plan.

Under the Executive Plan, payment of annual bonuses to Participants is subject to the satisfaction of specific annual performance targets determined under a bonus formula established by the Committee within the first 90 days of each fiscal year. The performance targets must be directly and specifically tied to one or more of the following business criteria: earnings before interest, taxes, depreciation and amortization (“EBITDA”), consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, cash flow measures, return on equity, return on net assets employed or earnings per share for the applicable fiscal year, subject to such other special rules and conditions as the Committee may establish within the 90-day period (which may include rules providing for adjustments to performance targets on account of extraordinary or unusual events).

Within the same 90-day period, the Committee will also establish a minimum threshold level of performance for each fiscal year based on one or more of the targets specified above. The Committee has historically used an EBITDA performance measure for this purpose. If this minimum threshold is not met, then no payment is made to any Participant. The Committee also establishes an objective formula or standard for calculating the maximum bonus payable to each Participant for the fiscal year, subject to the requirement that the maximum bonus payable to any Participant for any fiscal year may not exceed $9 million.

Following the end of a fiscal year and prior to the payment of any bonus to a Participant for the fiscal year, the Committee must certify in writing that the applicable performance targets and all other factors on which bonuses were based were met for the fiscal year. The Committee may in its sole discretion, reduce or completely eliminate, but not increase, the amount of the bonus payable to a Participant for a fiscal year. The Committee may exercise this discretion by, among other actions, establishing additional conditions for the payment of bonuses, including setting other financial, strategic or individual goals.

At least 75% of the bonus payable to a Participant for a fiscal year will be paid in cash during the two and one-half month period following the end of the fiscal year. The Committee may authorize payment of up to 25% of a Participant’s bonus to be paid in the form of deferred stock awards, which are deemed to be invested in whole and fractional Shares, at a price equal to 75% of the fair market value of such Shares as of the date the first cash bonus was paid to the Participant for the fiscal year. These deferred stock awards (as adjusted for deemed dividend and distribution equivalents) vest ratably over the three-year period beginning at the end of the fiscal year for which the bonus is paid, except in the case of the Participant’s death, disability (determined to be a total physical disability which, in the Committee’s judgment, prevents the Participant from performing substantially his/her duties and responsibilities for a continuous period of at least six months) or retirement (within the meaning of the Company’s 2004 Long-Term Incentive Compensation Plan), in which case such deferred stock becomes fully vested upon such occurrence.

At the Participant’s election, any portion of a Participant’s bonus for a fiscal year in excess of $3 million may also be paid in the form of deferred stock awards, in which case no discount from the fair market value of a unit will be applied to such deferred stock awards. These deferred stock awards (as adjusted for deemed dividend and distribution equivalents) vest ratably over the remaining term of any employment agreement applicable to the Participant and shall vest in full upon the Participant’s termination of employment for any reason.

Vested deferred stock awards are paid in the form of whole Shares issuable under the Company’s 2004 Long-Term Incentive Compensation Plan and cash equal to the fair market value, as determined by the Committee, for any fractional Shares.

All determinations relating to the satisfaction of performance targets or any cancellation or forfeiture of restricted stock or restricted stock awards upon a termination of employment with the Company of the holder of such restricted stock or restricted stock awards shall be made by the Committee, in its sole discretion.

Since actual amounts will depend on actual performance and the Committee may award less than the maximum bonus to each participant under the Executive Plan, the exact amount of the bonus that may be paid under the Executive Plan cannot be determined at this time. In the event of a change in control of Starwood, the Committee may adjust outstanding awards under the Executive Plan as appropriate, including, without limitation, causing outstanding awards to vest and distribution of the award to be made or the award to be “cashed-out” by Starwood (subject to certain payment restrictions set out in the Executive Plan in order to comply with Section 409A of the Code).

The Board recommends a vote FOR reapproval of the Executive Plan.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The table below shows the number of Shares beneficially owned by principal stockholders who beneficially own more than five percent of our outstanding Shares as of March 17, 2010. The information in this table is based upon the latest filings by each principal stockholder of either a Schedule 13D, Schedule 13G or Form 13F as filed by the respective stockholder with the SEC as of the date stated in the below footnotes.

We calculate the stockholder’s percentage of Shares assuming the stockholder beneficially owned that number of shares on March 17, 2010, the record date for the annual meeting. Unless otherwise indicated, the stockholder had sole voting and dispositive power over the shares.

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

FMR LLC(1)	20,250,185	10.72%
82 Devonshire Street Boston, MA 02109
EGI-SSE I L.P.(2)	14,750,000	7.81%
2 North Riverside Plaza, Suite 600 Chicago, IL 60606
BlackRock Inc.(3)	11,683,191	6.18%
55 East 52nd Street New York, NY 10055
Harris Associates L.P.(4)	11,299,190	5.98%
Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790

(1)	Based on information contained in a Schedule 13G/A, dated February 16, 2010 (the “FMR 13G/A”), filed by FMR LLC with the SEC, reporting beneficial ownership as of February 12, 2010. The FMR 13G/A reports that 19,198,731 Shares are held by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC (“FMR”); 203,600 Shares are held by Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR; 96,691 Shares are held by Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR; 751,000 Shares are held by Fidelity International Limited, a foreign based entity that provides investment advisory and management services to non-U.S. investment companies (“FIL”) and 163 Shares are held by Strategic Advisers, Inc., a registered investment adviser and wholly owned subsidiary of FMR. According to the FMR 13G/A, FMR and Edward C. Johnson 3rd, Chairman of FMR, each have sole dispositive power and sole voting power with respect to 19,198,731 Shares. Through ownership of voting common stock and the execution of a certain stockholders’ voting agreement, members of the Edward C. Johnson 3rd family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(2)	Based on information contained in a Schedule 13D/A, dated November 17, 2009, filed by EGI-SSE I, L.P., EGI-SSE I Corp., SZ Investments, L.L.C., and Chai Trust Company, LLC (collectively “SSE”) with the SEC with respect to the Company, SSE has shared voting power and shared dispositive power over 14,750,000 Shares. On December 29, 2008, the Company and SSE entered into a confidentiality agreement to facilitate the sharing of information between the Company and SSE. Pursuant to the agreement, SSE agreed to restrictions on its use and disclosure of the Company’s confidential information and limitations on its ability to effect a change in control of the Company.

(3)	Based on information contained in a Schedule 13G, dated January 29, 2010 (the “BlackRock 13G”), filed with respect to the Company with the SEC, reporting beneficial ownership as of January 20, 2010. The BlackRock 13G is filed by BlackRock, Inc. (“BlackRock”) and reports that BlackRock has sole voting and dispositive power with respect to 11,683,191 Shares. The BlackRock 13G reports that it amends the most recent Schedule 13G filing, if any, made by Barclays Global Investors, NA and certain of its affiliates (Barclay’s Global Investors, NA and such affiliates are collectively referred to as the “BGI Entities”) with respect to the subject class of securities of the Company. As previously announced, on December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors, NA from Barclays Bank PLC. As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings.

(4)	Based on information contained in a Schedule 13G/A, dated February 11, 2010, filed with respect to the Company with the SEC, reporting beneficial ownership as of December 31, 2009, Harris Associates L.P. (“Harris”) has been granted the power to vote Shares in circumstances it determines to be appropriate in connection with assisting its advised clients to whom it renders financial advice in the ordinary course of business, either by providing information or advice to the persons having such power, or by exercising the power to vote. Harris has sole voting and sole dispositive power with respect to 11,299,190 Shares.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the beneficial ownership of our Shares of (i) each Director, (ii) each nominee for Director, (iii) our Chief Executive Officer, our Chief Financial Officer and each of the other three most highly paid executive officers (our “Named Executive Officers”) and (iv) all directors and executive officers as a group, as of January 31, 2010. Beneficial ownership includes Shares a Director, nominee for Director or executive officer may acquire pursuant to stock options and other derivative securities that were exercisable at that date or that will become exercisable within 60 days thereafter. Unless otherwise indicated, the stockholder had sole voting and dispositive power over the Shares.

	Amount and Nature of
Name (Listed alphabetically)	Beneficial Ownership		Percent of Class

Adam M. Aron	59,844	(2)		(3)
Matthew E. Avril	187,148	(2)		(3)
Charlene Barshefsky	59,948	(1)(2)		(3)
Thomas E. Clarke	17,538	(2)		(3)
Clayton C. Daley, Jr.	20,500	(1)(2)		(3)
Bruce W. Duncan	255,309	(1)(2)(4)		(3)
Lizanne Galbreath	38,711	(1)(2)		(3)
Eric Hippeau	79,208	(1)(2)		(3)
Vasant M. Prabhu	433,534	(2)		(3)
Stephen R. Quazzo	88,407	(2)(5)		(3)
Thomas O. Ryder	74,701	(1)(2)		(3)
Kenneth S. Siegel	382,036	(2)		(3)
Simon M. Turner	171,328			(3)
Frits van Paasschen	385,945	(2)		(3)
Kneeland C. Youngblood	60,104	(2)		(3)
All Directors, Nominees for Directors and executive officers as a group (17 persons)	2,401,033			(3)

(1)	Amount includes the following number of “phantom” stock units received as a result of the following Directors’ election to defer Directors’ Annual Fees: 22,149 for Mr. Hippeau; 17,890 for Mr. Duncan; 17,103 for Mr. Ryder; 9,147 for Ms. Galbreath; 4,152 for Ambassador Barshefsky; and 2,462 for Mr. Daley.

(2)	Includes Shares subject to presently exercisable options, and options and restricted stock units that will become exercisable or vest within 60 days of January 31, 2010, as follows: 383,011 for Mr. Prabhu; 357,868 for Mr. van Paasschen; 285,409 for Mr. Siegel; 174,963 for Mr. Avril; 171,048 for Mr. Turner; 73,673 for Mr. Duncan; 57,059 for Messrs. Hippeau and Quazzo; 51,560 for Messrs. Ryder and Youngblood; 46,061 for Ambassador Barshefsky; 29,564 for Ms. Galbreath; 21,941 for Mr. Aron; 13,831 for Mr. Clarke; and 12,523 for Mr. Daley.

(3)	Less than 1%.

(4)	Includes 124,984 Shares held by the Walnut Annuity Trust of which Mr. Duncan is a Trustee and beneficiary, and 38,762 Shares held by The Bruce W. Duncan Revocable Trust of which Mr. Duncan is a Trustee and beneficiary.

(5)	Includes 30,951 Shares held by a trust of which Mr. Quazzo is settlor and over which he shares investment control, and 397 Shares owned by Mr. Quazzo’s wife in a Retirement Account.

The following table provides information as of December 31, 2009 regarding Shares that may be issued under equity compensation plans maintained by the Company.

Equity Compensation Plan Information-December 31, 2009

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	21,138,961	$18.03	53,074,417	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	21,138,961	$18.03	53,074,417

(1)	Does not include deferred stock units (that vest over three years and may be settled in Shares) that have been issued pursuant to the Executive Plan. The Executive Plan as it was approved by stockholders at the 2005 Annual Meeting did not limit the number of deferred share units that may be issued. We are asking stockholders to reapprove the Executive Plan, as amended, at this year’s Annual Meeting which provides that Shares issued will be awarded under the Company’s 2004 Long-Term Incentive Compensation Plan. Includes 10,275,363 Shares that remain available for issuance under our Employee Stock Purchase Plan, a stock purchase plan meeting the requirements of Section 423 of the Code.

EXECUTIVE AND DIRECTOR COMPENSATION

I.	EXECUTIVE OFFICERS

Our executive officers and their positions as of March 17, 2010 are:

Name
(listed alphabetically, after
Chief Executive Officer)	Position

Frits van Paasschen	Chief Executive Officer and President and a Director
Matthew E. Avril	President, Hotel Group
Jeffrey M. Cava	Executive Vice President and Chief Human Resources Officer
Philip P. McAveety	Executive Vice President and Chief Brand Officer
Vasant M. Prabhu	Vice Chairman and Chief Financial Officer
Kenneth S. Siegel	Chief Administrative Officer, General Counsel and Secretary
Simon M. Turner	President, Global Development

The biography for Mr. van Paasschen, our Chief Executive Officer and President, follows the table listing our Directors under Election of Directors beginning on page 7 above. Biographies for our other executive officers are:

Matthew E. Avril.  Mr. Avril, 49, has been President, Hotel Group since September 2008. From May 2005 until August 2008, he was President and Managing Director of Operations for Starwood Vacation Ownership (“SVO”); and immediately prior, from September 2002 to May 2005, served as Senior Vice President for SVO. Mr. Avril was with Vistana, Inc. (SVO’s predecessor entity) for the ten year period from January 1989 to December 1998, serving as its Executive Vice President and Chief Operating Officer and, prior to that, as the company’s Chief Financial Officer. Prior to joining Vistana, Mr. Avril, a certified public accountant, spent five years with KPMG Peat Marwick.

Jeffrey M. Cava.  Mr. Cava, 58, has been Executive Vice President and Chief Human Resources Officer since May 2008. Mr. Cava served as Executive Vice President and Chief Human Resources Officer for Wendy’s International, Inc. from June 2003 to May 2008. Prior to joining Wendy’s, Mr. Cava was Vice President and Chief Human Resources Officer for Nike, Inc.; Vice President Human Resources for The Walt Disney Company, Consumer Products Group; and Vice President of Global Staffing, Training and Development for ITT Sheraton Corporation. Mr. Cava is also a member of the board of directors for The Society for Human Resources Management, a non-profit global human resources professional organization.

Philip P. McAveety.  Mr. McAveety, 43, has been Executive Vice President and Chief Brand Officer since April 2008. Prior to joining the company, Mr. McAveety was Global Brand Director of Camper, SL, a fashion footwear company, from January 2007 until March 2008. From July 1997 until December 2006, he served as Vice President, Brand Marketing, Europe, Middle East and Africa at Nike, Inc.

Vasant M. Prabhu.  Mr. Prabhu, 50, has been Executive Vice President and Chief Financial Officer since January 2004. In February 2010, he was also appointed as Vice Chairman of the Company. Prior to joining the Company, Mr. Prabhu served as Executive Vice President and Chief Financial Officer for Safeway Inc., from September 2000 through December 2003. Mr. Prabhu was previously the President of the Information and Media Group at the McGraw-Hill Companies, Inc., from June 1998 to August 2000, and held several senior positions at divisions of PepsiCo, Inc. from June 1992 to May 1998. From August 1983 to May 1992 he was a partner at Booz Allen Hamilton Inc., an international management consulting firm. Mr. Prabhu is a director of Mattel, Inc.

Kenneth S. Siegel.  Mr. Siegel, 54, has been Chief Administrative Officer and General Counsel since May 2006. From November 2000 to May 2006, Mr. Siegel held the position of Executive Vice President and General Counsel. In February 2001, he was also appointed as the Secretary of the Company. Mr. Siegel was formerly the Senior Vice President and General Counsel of Gartner, Inc., a provider of research and analysis on information technology industries, from January 2000 to November 2000. Prior to that time, he served as Senior Vice President, General Counsel and Corporate Secretary of IMS Health Incorporated, an information services company, and its predecessors from February 1997 to December 1999. Prior to that time, Mr. Siegel was a Partner in the law firm of Baker & Botts, LLP. Mr. Siegel is also a Trustee and Chairman of Cancer Hope Network, a non-profit entity, a Trustee of Minority Corporate Counsel Association, and a Trustee of the American Hotel & Lodging Educational Foundation.

Simon M. Turner.  Mr. Turner, 48, has been President, Global Development since May 2008. From June 1996 to April 2008, he was a principal of Hotel Capital Advisers, Inc., a hotel investment advisory firm. During this period, Mr. Turner served on the board of directors of Four Season Hotels, Inc., serving as a member of the Human Resources Committee and the Audit Committee. He was also a member of the board of directors of Fairmont Raffles Hotels International and was chairman of the Audit Committee. From July 1987 to May 1996, Mr. Turner was a member of the Investment Banking Department of Salomon Brothers, based in both New York and London.

II.	COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Company’s compensation programs are designed to align compensation with its business objectives and performance, enabling the Company to attract, retain, and reward executive officers and other key employees who contribute to the Company’s long-term success and motivate executive officers to enhance long-term stockholder value. The Compensation Committee reviews and sets the Company’s overall compensation strategy for all employees on an annual basis. In the course of this review, the Compensation Committee considers the Company’s current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet the Company’s overall compensation objectives.

A. Overview of Starwood’s Executive Compensation Program

1. Program Objectives and Other Considerations

Objectives.  As a consumer lifestyle company with a branded hotel portfolio at its core, the Company operates in a competitive, dynamic and challenging business environment. In step with this mission and environment, the Company’s executive compensation program for our principal executive officer, principal financial officer and other executive officers has the following key objectives:

•	Attract and Retain: We seek to attract and retain talented executives from within and outside the hospitality industry who understand the importance of innovation, brand enhancement and consumer experience. We are working to reinvent the hospitality industry, and one element of this endeavor is to bring in key talent from other industries. Therefore, overall program competitiveness must take these other markets into account.

•	Motivate: We seek to motivate our executives to sustain high performance and achieve Company financial and strategic/operational goals over the course of business cycles and various market conditions.

•	Align Interests: We endeavor to align the interests of stockholders and our executives by tying executive compensation to the Company’s business results and stock performance. Moreover, we strive to keep the executive compensation program transparent, easily understood, in line with market practices and consistent with high standards of good corporate governance.

In its review of the overall compensation strategy and program in 2008, the Compensation Committee made several key changes, most of which became effective for the 2009 performance year. The Compensation Committee changed its philosophy on tax gross-ups in change in control agreements and eliminated gross-ups for arrangements put in place in 2008 and thereafter with senior executives. The Compensation Committee also revised the structure of determining annual incentive compensation under the Company’s Executive Plan: with respect to the goal based upon the Company’s financial performance, the Compensation Committee eliminated a floor below which compensation could not fall; and with respect to bonus pool funding, the Compensation Committee made structural changes to fund the pool entirely based upon the Company’s financial performance goals. Further, when translating dollar-denominated long-term equity incentive awards into a number of stock options to be granted under the Company’s 2004 Long-Term Incentive Compensation Plan (“LTIP”), the Compensation Committee lowered the ratio from three times as many options as the number of Shares whose aggregate value on the grant date equals the dollar-denominated award (i.e., a 3-to-1 ratio) to two and one-half times (i.e., a 2.5-to-1 ratio). These changes were designed to better align compensation with (i) the creation and preservation of stockholder value and (ii) the Company’s financial performance.

What the Program Intends to Reward.  Our executive compensation program is strongly weighted toward variable compensation tied to Company results. Specifically, our compensation program for our Named Executive Officers is designed to ensure the following:

•	Alignment with Stockholders: A significant portion of Named Executive Officer compensation is delivered in the form of equity, ensuring that long-term compensation is strongly tied to stockholder returns.

•	Achievement of Company Financial Objectives: A portion of Named Executive Officer compensation is tied directly to the Company’s financial performance.

•	Achievement of Strategic/Operational Objectives: A portion of Named Executive Officer compensation is tied to achievement of specific individual objectives that are directly aligned with the execution of our business strategy. These objectives may be related to, among others, operational excellence, brand enhancement, innovation, growth, cost containment/efficiency, customer experience and/or teamwork.

•	Overall Leadership and Stewardship of the Company: Leadership, teambuilding, and development of future talent are key success factors for the Company and a portion of compensation for the Named Executive Officers is dependent on satisfaction of core leadership competencies.

2. Roles and Responsibilities

The Compensation Committee is responsible for, among other things, the establishment and review of compensation policies and programs for our executive officers and ensuring that these executive officers are compensated in a manner consistent with the objectives and principles outlined above. It also monitors the Company’s executive succession plan, and reviews and monitors the Company’s performance as it affects the Company’s employees and the overall compensation policies for the Company’s employees.

The Compensation Committee makes all compensation decisions for our Named Executive Officers. Our Chief Executive Officer, together with the Chief Human Resources Officer, reviews the performance of each other Named Executive Officer and presents to the Compensation Committee his conclusions and recommendations, including salary adjustments and annual incentive compensation amounts (as described in more detail in the Annual Incentive Compensation section below). The Compensation Committee may exercise its discretion in modifying any recommended salary adjustments or awards to these executives.

The role of the Company’s management is to provide reviews and recommendations for the Compensation Committee’s consideration, and to manage operational aspects of the Company’s compensation programs, policies and governance. Direct responsibilities include, but are not limited to, (i) providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with the Company’s objectives, (ii) recommending changes, if necessary, to ensure achievement of all program objectives and (iii) recommending pay levels, payout and/or awards for executive officers other than the Chief Executive Officer. Management also prepares tally sheets which describe and quantify all components of total compensation for our Named Executive Officers, including salary, annual incentive compensation, long-term incentive compensation, deferred compensation, outstanding equity awards, benefits, perquisites and potential severance and change in control payments. The Compensation Committee reviews and considers these tally sheets in making compensation decisions for our Named Executive Officers.

The Compensation Committee retained Pearl Meyer & Partners to assist in the review and determination of annual fees or other compensation paid to our Board and the compensation awards to the Named Executive Officers (including the Chief Executive Officer) for the 2009 performance period. Pearl Meyer & Partners worked with management and the Compensation Committee in reviewing the compensation structure of the Company and of the companies in the peer group. The fees paid to Pearl Meyer & Partners for services performed for the Compensation Committee during 2009 were $122,573. Pearl Meyer & Partners does not provide any other services to the

Company and no other fees were paid to Pearl Meyer & Partners by the Company during 2009; however the Federal Policy Group, an affiliate consulting firm of Pearl Meyer & Partners, provided services to the Company’s tax group. The fees paid to the Federal Policy Group for services performed for the Company’s tax group during 2009 were $320,004. The Compensation Committee believes that the services provided by the Federal Policy Group do not impair the ability of Pearl Meyer & Partners to provide objective advice to the Compensation Committee regarding Named Executive Officer compensation.

3. Risk Assessment.

In setting compensation, our Compensation Committee also considers the risks to our stockholders, and the Company as a whole, arising out of our compensation programs. In March 2010, management held a special meeting to discuss and assess the risk profile of our compensation programs. The Chief Human Resources Officer, our Chief Administrative Officer and General Counsel, our Chief Financial Officer, and the Company’s external legal counsel for compensation matters were among the participants in the special meeting. Their review considered risk-determining characteristics of the overall structure and individual components of our Company-wide compensation program, including our base salaries, incentive plans (both at the executive and property levels) and equity plans. A report of the findings was provided to the Compensation Committee for its review and consideration. Following this assessment, we believe that the Company has instituted policies that align our executive officers’ interests with those of our stockholders without creating incentives for our executive officers to take risks that are reasonably likely to have a material adverse effect on the Company. For example,

•	Balance of Compensation: Across the Company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation which reward both short-term and long-term performance, the Company’s compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.

•	Objective Formula and Pre-established Performance Measures Dictate Annual Incentives: Under the Executive Plan, payment of annual incentives to our Named Executive Officers is subject to the satisfaction of specific annual performance targets determined under an incentive formula established by our Compensation Committee within the first 90 days of each fiscal year. Similarly, the Company’s employees other than the Named Executive Officers that are eligible to receive an annual incentive receive such incentive subject to the satisfaction of specific annual performance targets determined under an incentive formula established by our Compensation Committee. These performance targets are directly and specifically tied to one or more of the following business criteria: EBITDA, consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, cash flow measures, return on equity, return on net assets employed or earnings per share for the applicable fiscal year.

•	Minimum and Maximum Thresholds For Annual Incentives: Each year our Compensation Committee establishes within the first 90 days of any fiscal year a threshold level of EBITDA that the Company must achieve in order for any bonus to be paid to our Named Executive Officers or other Company employees eligible to receive an annual incentive for any given year. The Executive Plan also specifies a maximum incentive amount, in dollars, that may be paid to any executive officer for any 12-month performance period. As a result of this threshold performance requirement and the design of our Executive Plan, incentive compensation is payable under our incentive plans only upon the attainment of performance targets related to business criteria that are in the interests of our stockholders.

•	Use of Long-Term Incentive Compensation: Equity-based long-term incentive compensation that vests over a period of years is a key component of total compensation of our executive employees. This vesting period encourages our executives to focus on sustaining the Company’s long-term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term.

•	Alignment with Competitive Practice: Our Compensation Committee sets total compensation at a target that is relative to the Company’s peer group. For the 2009 fiscal year, this target was set at approximately the 65th percentile, subject to both the Company’s and an individual’s performance.

•	Share Ownership Guidelines: Our Share ownership guidelines require our executive officers, including the Named Executive Officers, to hold that number of Shares having a market value equal to or greater than a multiple of each executive’s base salary. For the Chief Executive Officer, the multiple is five times base salary and for the other Named Executive Officers, the multiple is four times base salary. A retention requirement of 35% is applied to restricted Shares upon vesting (net Shares after tax withholding) and Shares obtained from option exercises until the executive meets the target, or if an executive falls out of compliance. See the section entitled Share Ownership Guidelines on page 32 for a description of the securities that count towards meeting the target and other considerations.

•	Internal Processes Further Restrict Risk: The Company has in place additional processes to limit risk to the Company from our compensation programs. Specifically, the Company has financial policies that restrict the amount of capital that any individual may deploy absent obtaining internal approvals, which reduces the risk of inappropriate expenditures by an individual. Further, our human resources executives meet periodically with our internal audit personnel to review various controls in place with respect to our compensation programs. In addition, the Company engages an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.

  B. Elements of Compensation

1.	Primary Elements

The primary elements of the Company’s compensation program for our Named Executive Officers are:

•	Base Salary

•	Incentive Compensation

ο	Annual Incentive Compensation

ο	Long-Term Incentive Compensation

•	Benefits and Perquisites

Mr. van Paasschen’s compensation structure was established in 2007 pursuant to his employment agreement. Mr. van Paasschen and the Company agreed to a compensation structure which was heavily weighted towards performance and long-term incentives, including equity awards in the form of restricted stock and stock options and restrictions on selling equity awards for two years (other than to satisfy tax withholding obligations). As a result, in the event of strong financial and individual performance, Mr. van Paasschen would benefit greatly in the form of long-term incentive compensation (stock options and restricted stock), but his compensation would be significantly lower if the Company did not perform well or if his employment with the Company was terminated after a short period of time (due to the vesting requirements of the equity awards under which there is generally no acceleration of equity awards for a termination with or without cause). For the other Named Executive Officers, pay is structured to award performance upon achievement of pre-established financial and strategic performance goals.

Total compensation for this group is evaluated against the peer group identified in this proxy statement. Evaluated on this basis, the Compensation Committee believes the actual cash and equity compensation delivered for the 2009 performance year was appropriate in light of the Company’s overall performance and individual executive performance.

We describe each of the compensation elements below and explain why we pay each element and how we determine the amount of each element.

Base Salary.  The Company believes it is essential to provide our Named Executive Officers with competitive base salaries that will enable the Company to continue to attract and retain critical senior executives from within and outside the hospitality industry. In the case of Named Executive Officers other than the Chief Executive Officer, base salary typically accounts for approximately 20% of total compensation at target (i.e., total compensation assuming performance goals are satisfied at targeted levels, but excluding benefits and perquisites) and is generally targeted at the median of the Company’s peer group. In the case of Mr. van Paasschen, base salary for 2009 was $1 million. As a result, base salary accounted for approximately 13% of total compensation at target for Mr. van Paasschen. Base salary serves as a minimum level of compensation to Named Executive Officers in circumstances when achieving Company financial and strategic/operational objectives becomes challenging and the level of incentive compensation is impacted. Salaries for Named Executive Officers are generally based on the responsibilities of each position and are reviewed annually against similar positions among a group of peer companies developed by the Company and its advisors consisting of similarly-sized hotel and hospitality companies as well as other companies representative of markets in which the Company competes for key executive talent. See the Background Information on the Executive Compensation Program — Use of Peer Data section beginning on page 31 below for a list of the peer companies used in this analysis. The Company generally seeks to position base salaries of our Named Executive Officers at or near the market median for similar positions. Consequently, as a result of an evaluation of executive salaries in the Company’s peer group, the compensation committee approved an increase in February 2010 in Mr. van Paasschen’s base salary to $1,250,000, which sets his salary at the median of salaries of Chief Executive Officers of the Company’s peer group. Similarly, in February 2010, the Compensation Committee approved an increase in Mr. Prabhu’s base salary from $640,658 to $751,750.

Incentive Compensation.  Incentive compensation includes annual bonus awards under the Company’s Executive Plan as well as long-term incentive compensation in the form of equity awards under the Company’s LTIP. Incentive compensation typically accounts for approximately 80% of total compensation at target (87% for Mr. van Paasschen in 2009), with annual bonus compensation and long-term incentive compensation accounting for 20% and 60%, respectively (25% and 62% for Mr. van Paasschen, respectively, in 2009). The Company’s emphasis on incentive compensation results in total compensation at target level that is set at approximately the 65th percentile relative to the Company’s peer group, but that is highly dependent on performance. The Company believes that this structure allows it to provide each Named Executive Officer with substantial incentive compensation opportunities if performance objectives are met. The Company believes that the allocation between base and incentive compensation is appropriate and beneficial because:

•	it promotes the Company’s competitive position by allowing it to provide Named Executive Officers with above-median total competitive compensation if targets are met;

•	it targets and attracts highly motivated and talented executives within and outside the hospitality industry;

•	it aligns senior management’s interests with those of stockholders;

•	it promotes achievement of business and individual performance objectives; and

•	it provides long-term incentives for Named Executive Officers to remain in the Company’s employ.

Annual Incentive Compensation.  Annual bonuses are a key part of the Company’s executive compensation program. The bonuses directly link the achievement of Company financial and strategic/operational performance objectives to executive pay. Annual bonuses also provide a complementary balance to equity incentives (discussed below). Each Named Executive Officer has an annual opportunity to receive an incentive award under the stockholder-approved Executive Plan. If and when earned, awards are typically paid to Named Executive Officers partly in cash and, unless the Compensation Committee otherwise elects, partly as deferred stock awards (under the Executive Plan). The deferred stock awards generally vest over a three-year period. See additional detail regarding these deferred stock awards in the Long-Term Incentive Compensation section below.

Viewed on a combined basis once minimum performance is attained, the annual incentive payments attributable to both Company financial and strategic/operational performance can range from 0% - 275% of target for the Named Executive Officers, other than the Chief Executive Officer.

Minimum Threshold.

For the Named Executive Officers, an annual bonus award for 2009 was paid under the Executive Plan. Under the Executive Plan, each year, the Compensation Committee establishes in advance a threshold level of EBITDA that the Company must achieve in order for any bonus to be paid under the Executive Plan for that year (the “EP Threshold”). The Executive Plan also specifies a maximum bonus amount, in dollars, that may be paid to any executive for any 12-month performance period. When the threshold is established at the beginning of a year, the achievement of the threshold is considered substantially uncertain for purposes of Section 162(m), which is one of the requirements for compensation paid under the Executive Plan to be deductible as performance-based compensation under Section 162(m). For 2009, the EP Threshold was $680,000,000.

Generally, a Named Executive Officer will receive payment of a bonus award under the Executive Plan only if he remains employed by the Company on the award payment date. However, subject to attaining the EP Threshold in the relevant year, pro rata awards may be paid at the discretion of the Compensation Committee in the event of death, disability, retirement or other termination of employment.

Once the EP Threshold is achieved, the maximum annual bonus amount specified in the Executive Plan becomes available for each Named Executive Officer and the Compensation Committee may apply its discretion to reduce such amount to the actual bonus amount for each individual. To determine the actual bonus to be paid for a year under the Executive Plan, the Compensation Committee also establishes specific annual Company financial and strategic/operational performance goals and a related target bonus amount for each executive. These financial and strategic/operational goals are described below.

Additional Performance Criteria.

If the EP Threshold under the Executive Plan is met for a year, the Company’s performance in comparison to the financial and strategic/operational goals for the year set by the Compensation Committee are then used to determine a Named Executive Officer’s actual bonus, as follows:

Financial Goals.

The Company financial goals for Named Executive Officers under the Executive Plan consist of EBITDA and earnings per share targets, with each criteria accounting for half of the financial goal portion of the annual bonus. As the Company generally sets target bonus award opportunities above market median, the Company financial and strategic/operational goals to achieve such award levels are considered challenging but achievable, representing a superior level of performance. Consistent with maintaining these high standards and subject to achieving the EP Threshold, the Compensation Committee retains the ability to consider whether an adjustment of the financial goals for any year is necessitated by exceptional circumstances, e.g., an unanticipated and material downturn in the business cycle that triggers, in response, an increased focus by the Compensation Committee on the Company’s performance relative to the industry. This ability is intended to be narrowly and infrequently used and, if applicable, the basis for its use would be detailed in the Company’s annual meeting proxy statement.

Performance against the financial goals determined 60% of Mr. van Paasschen’s total target annual bonus opportunity and 50% of the total target opportunities for the other Named Executive Officers. Subject to achieving the EP Threshold, actual bonuses paid to Named Executive Officers for financial performance may range from 0% to 200% of the pre-determined target bonus for this category of performance. For Named Executive Officers, the Company financial performance portion is based 50% on earnings per share and 50% on EBITDA of the Company.

As noted above, once the EP Threshold is achieved, the maximum annual bonus amount specified in the Executive Plan becomes available and the Compensation Committee may apply its discretion to reduce such amount to the actual bonus amount for each Named Executive Officer. Further, the bonus payout for the applicable Company financial performance metric is limited to 200% of target (i.e., the “Maximum”). The table below sets forth for each metric the performance levels for 2009 which would have resulted in 100% bonus pool payout (i.e. “Target”), the minimum performance level (i.e., the “Minimum”) that would have resulted in a 20% bonus pool payout following achievement of the EP Threshold and the Maximum that would have resulted in a 200% payout. In addition, the table sets forth the approximate mid-points of payout between the Minimum to Target and from Target to Maximum and indicates the related required performance level:

	Minimum	Mid-point	Target(1)	Mid-point	Maximum
	(20%)	(75%)	(100%)	(150%)	(200%)

Earnings per Share	$0.80	$0.90	$1.05	$1.23	$1.38
Company EBITDA	$680,000,000	$765,000,000	$862,500,000	$985,000,000	$1,094,000,000

(1)	Reflects the average of the range of Target amounts: for earnings per Share, the range was $1.00 to $1.10; for Company EBITDA, the range was $850,000,000 to 875,000,000.

For the 2009 performance period, EBITDA (which exceeded the EP Threshold) for purposes of determining annual bonuses was $798,000,000, which reflects an adjusted EBITDA amount that is normalized to exclude the potential impact of asset sales and/or foreign exchange swings. Actual results for earnings per Share for purposes of determining annual bonuses were $0.985, which reflects earnings before special items. Using the metrics described above resulted in a payout at 85% of target for the Company financial portion of the annual bonus for the 2009 fiscal year for the Named Executive Officers.

Strategic/Operational Goals.

The strategic/operational performance goals for Named Executive Officers under the Executive Plan consists of “Big 5” and leadership competency objectives that link individual contributions to execution of our business strategy and major financial and operating goals. “Big 5” refers to each executive’s specific deliverables within the Company’s critical performance categories — win with talent, execute brilliantly, build great brands, deliver global growth, and drive outstanding results. As part of a structured process that cascades down throughout the Company, these objectives are developed at the beginning of the year, and they integrate and align an executive with the Company’s strategic and operational plan. Achievement of “Big 5” objectives typically accounts for 80% of the strategic/operational performance evaluation, and achievement of leadership competency objectives typically accounts for 20% of such evaluation. The portion of annual bonus awards attributable to strategic/operational management performance represents 40% of Mr. van Paasschen’s total target opportunity and 50% of the total target opportunities for the other Named Executive Officers. Actual bonuses paid to Named Executive Officers for strategic/operational performance may range from 0% to 175% of the pre-determined target amount for this category of performance.

Evaluation Process.

In the case of Mr. van Paasschen, the Compensation Committee conducts a formal performance review process each year during which the Compensation Committee evaluates how Mr. van Paasschen performed against the strategic/operational/talent management performance goals established for the prior year. The Compensation Committee also determines the extent to which the Company’s financial performance goals were achieved and whether the Company achieved the applicable minimum threshold(s) required to pay awards.

With respect to the other Named Executive Officers, Mr. van Paasschen, together with the Chief Human Resources Officer and with oversight and input from the Compensation Committee, conducts a formal performance review process each year to evaluate performance against the officer’s strategic/operational performance goals for the prior year. The Chief Executive Officer conducts this evaluation through the Performance Management Process (“PMP”), which results in a PMP rating for each executive. This PMP rating corresponds to a payout range under the Executive Plan determined annually by the Compensation Committee for that rating. As noted, for 2009 the portion of the Executive Plan payouts based on PMP ratings could range from 0% to 175% of target once the target has been adjusted to reflect the Company’s performance. Where necessary to preserve the competitive position of the Company’s compensation scale, the Chief Executive Officer may recommend a market adjustment to the base amount that is subjected to this percentage. At the conclusion of his review, the Chief Executive Officer submits his recommendations to the Compensation Committee for final review and approval. In determining the actual award payable to a Named Executive Officer under the Executive Plan, the Compensation Committee reviews the Chief Executive Officer’s evaluation and makes a final determination as to how the executive performed against his strategic/

operational goals for the year. The Compensation Committee also determines, based on management’s report, the extent to which the Company’s financial performance goals were achieved and whether the Company achieved the applicable minimum threshold(s) required to pay awards. The Chief Executive Officer also meets in executive session with the Board of Directors to inform the Board of his performance assessments regarding the Named Executive Officers and the basis for the compensation recommendations he presented to the Compensation Committee.

The evaluation of Mr. van Paasschen and the other Named Executive Officers with respect to each executive’s strategic/operational goals for 2009 is described below.

Mr. van Paasschen’s accomplishments for the 2009 performance year included the following:

•	Strengthened the Company’s financial position by reducing the Company’s total debt by approximately $1 billion (from $4 billion to $3 billion) through multiple assets sales and lower capital expenditures, and extended the Company’s maturities so that no debt is due before 2012;

•	Continued cost reduction efforts within the organization, including a redesign of the expatriate benefit structure and our healthcare and other benefits programs offered in the United States;

•	Progressed an innovation agenda that included a revitalization of the Sheraton brand, global roll-out of the W brand, and the introductions of our newest brands Aloft and Element, the latter of which is the world’s first major hotel brand to mandate that all its properties pursue the U.S. Green Building Council’s (USGBC) Leadership in Energy and Environmental Design (LEED) certification;

•	Furthered strong growth in the Company’s hotel portfolio by opening 83 new hotels and signing agreements for an additional 77 new hotels and 36 re-engagements or changes to ownership involving existing hotels; and

•	Achieved increased employee satisfaction scores despite the economic climate, built a sense of identity and cohesion among the Company’s top 100 managers and maintained stability of personnel in our key positions.

In light of Mr. van Paasschen’s accomplishments and impact on the Company, the Compensation Committee awarded him a payout at 85% of target for the strategic/operational portion of the annual bonus, for a total annual bonus of $1,700,000 for 2009, representing 85% of his overall annual bonus target. In addition, Mr. van Paasschen was awarded a special bonus enhancement of $800,000 for addressing the Company’s liquidity, balance sheet, cost structure and competitive positioning as the Company navigated through an industry recession. In awarding this special bonus enhancement, the Compensation Committee also considered Mr. van Paasschen’s accomplishments for the 2009 performance year, as well as the maximum incentive amount, in dollars, that could be awarded to Mr. van Paasschen for such period under the Executive Plan (which amount has not been exceeded).

Mr. Avril’s accomplishments for the 2009 performance year included the following:

•	Led cost reduction efforts of overhead expenses at our divisional offices and owned properties in light of the difficult economic climate and recession in the hotel industry, which resulted in cost savings of approximately $74 million beyond expected savings from lower occupancies;

•	Effectively managed issues arising from distressed properties within the Company’s hotel network to provide needed assistance to our owners while minimizing financial exposure to the Company;

•	Led global initiatives to strengthen the Company’s revenue management capabilities, including improving the Company’s proprietary software known as TLPe, enhancing the training and development of revenue managers and accelerating the global deployment and installation of the improved system at our hotels;

•	Achieved increased customer satisfaction scores with both retail consumers and meeting planners in Company survey measures despite the tough economic climate; and

•	Developed key relationships with hotel owners, joint venture partners and our Company’s personnel to drive an enhanced guest experience, better owner relations, and the retention of essential personnel.

In light of Mr. Avril’s accomplishments in 2009, he received a “meets expectations” performance rating and was awarded a payout at 85% of target for the strategic/operational portion of the annual bonus, for a total annual bonus equal to 85% of his overall annual bonus target.

Mr. Prabhu’s accomplishments for the 2009 performance year included the following:

•	Orchestrated a comprehensive strategy to substantially enhance the Company’s liquidity position and reduce leverage: raised over $1.6 billion in cash, reduced the Company’s debt by approximately $1 billion, repaid all of the Company’s maturities that were coming due in 2009 through 2011 and reduced the Company’s obligation under 2012 and 2013 maturities by approximately $300 million;

•	Led a major restructuring and cost containment effort of the Company’s finance and IT teams to drive effectiveness and efficiency;

•	Successfully delivered a company income tax rate well below budget;

•	Exceeded operating cash flow goals by approximately $155 million; and

•	Completed and rolled out a new Global Reservation System for the Company’s hotel network.

In light of Mr. Prabhu’s accomplishments, he received an “exceeds expectations” performance rating and the Compensation Committee awarded him a payout at 85% of target for the strategic/operational portion of the annual bonus, for a total annual bonus equal to 85% of his overall annual bonus target. In addition, Mr. Prabhu was awarded a special bonus enhancement of $207,191 for addressing the Company’s liquidity, balance sheet, cost structure and competitive positioning as the Company navigated through an industry recession. In awarding this special bonus enhancement, the Compensation Committee also considered Mr. Prabhu’s accomplishments for the 2009 performance year, as well as the maximum incentive amount, in dollars, that could be awarded to Mr. Prabhu for such period under the Executive Plan (which amount has not been exceeded).

Mr. Siegel’s individual accomplishments for the 2009 performance year included the following:

•	Commenced litigation against certain former Company employees and their employer to mitigate the effects of a substantial theft of intellectual property from the Company;

•	Identified and negotiated a deal for new headquarters office space which will result in average annual cost savings to the Company of over $2 million and include over $85 million in Connecticut state incentives to facilitate the move;

•	Successfully managed the legal department in handling multiple transactions, including asset dispositions, such as the sale of the Bliss business, bond financings, securitizations, real estate dispositions and over 125 hotel management and franchise transactions, with minimal use of outside counsel;

•	Continued cost reduction efforts by negotiating an average 10% reduction in law firm rates for outside counsel; and

•	Designed our new Global Citizenship program by identifying a partner for environmental sustainability, repositioning our long-standing relationship with UNICEF, instituting environmental programs at our properties and divisional offices worldwide and implementing our new Sustainability Resource Center.

In light of Mr. Siegel’s accomplishments, he received a “meets expectations” performance rating and was awarded a payout at 85% of target for the strategic/operational portion of the annual bonus, for a total annual bonus equal to 85% of his overall annual bonus target.

Mr. Turner’s accomplishments for the 2009 performance year included the following:

•	Successfully managed the global development team in achieving an additional 77 new hotels and 36 re-engagements or changes to ownership involving existing hotels;

•	Completed hotel and other non-core property transactions generating pre-tax proceeds of $226 million despite the depressed economic environment;

•	Upgraded our global pipeline tracking system and ongoing processes to provide a more effective management tool to monitor and drive global development activities and to enhance the accuracy of public reporting of our pipeline activity;

•	Completed a global assessment of strengths and weaknesses of our brands and orchestrated a global multi-disciplinary analysis of growth prospects and hurdles in respect of certain brands; and

•	Increased stability among the global development team, championed a team-focused personnel environment, and effected strategic transitions in key positions to improve team performance.

In light of Mr. Turner’s accomplishments in 2009, he received a “meets expectations” performance rating and was awarded a payout at 85% of target for the strategic/operational portion of the annual bonus, for a total annual bonus equal to 85% of his overall annual bonus target.

Overall, the Compensation Committee paid the Named Executive Officers individual bonuses under the Executive Plan at 85% of target, which reflected the target payout based upon the Company’s financial performance goals, and the contribution made by each of the Named Executive Officers under his strategic/operational goals. In addition, the Compensation Committee awarded Messrs. van Paasschen and Prabhu special one-time cash bonus enhancements in respect of their individual contributions in 2009.

Annual awards made to our Named Executive Officers under the Executive Plan with respect to 2009 performance are reflected in the Summary Compensation Table on page 34 and described in the accompanying narrative.

Long-Term Incentive Compensation.  Like the annual incentives described above, long-term incentives are a key part of the Company’s executive compensation program. Long-term incentives are strongly tied to returns achieved by stockholders, providing a direct link between the interests of stockholders and the Named Executive Officers. Long-term incentive compensation for our Named Executive Officers consists primarily of equity compensation awards granted annually (in February of each year following the announcement of the Company’s earnings for the previous year) under the Company’s LTIP and secondarily of the portion of the Executive Plan awards that are deferred in the form of deferred stock awards. Taken together, approximately 63% of total compensation at target award levels is equity-based long-term incentive compensation.

The Compensation Committee grants awards under the LTIP to Mr. van Paasschen that are a combination of stock options and restricted stock. Mr. van Paasschen’s employment agreement, which reflects an emphasis on performance and long-term incentives, provides that in the event of strong financial and individual performance Mr. van Paasschen benefits greatly in the form of long-term incentive compensation that, for the 2009 fiscal year, would not be less than $5,000,000. The Compensation Committee generally grants awards under the LTIP to all other Named Executive Officers that are a combination of stock options and restricted stock awards. For the other Named Executive Officers, compensation is also geared towards performance and long-term incentives, but to a lesser degree than Mr. van Paasschen. The Compensation Committee believes an emphasis on long-term equity compensation (i.e., stock options and restricted stock) is particularly appropriate for the leader of a management team committed to the creation of stockholder value.

In 2009, for all Named Executive Officers the Compensation Committee used a grant approach in which the award is articulated as a dollar value. Under this approach, an overall award value, in dollars, was determined for each executive based upon our compensation strategy and competitive market positioning. The Compensation Committee generally targeted the value of these awards so that total compensation at target levels is set at the 65th percentile of our peer group, though individual awards may have been higher or lower based on individual performance (determined as described in the Annual Incentive Compensation assessment above).

The Compensation Committee determines the appropriate mix of restricted stock and stock options to be given to our Named Executive Officers. For 2009, the Compensation Committee determined that a split of 75% of restricted stock awards and 25% of stock options was the appropriate balance to maximize cost effectiveness and encourage equity ownership among our management. The number of shares of restricted stock was calculated by dividing 75% of the award value by the fair market value of the Company’s stock on the grant date. The number of stock options was determined by dividing the remaining 25% of the award value by the fair market value of the Company’s stock on the grant date and multiplying the result by two and one-half. The Named Executive Officers are able to elect a greater portion of options (up to 100% options). Based on the factors set forth above, including the Company’s performance and individual performance of each Named Executive Officer in 2009, the Compensation Committee believes that equity award grants in 2009 were appropriate.

The exercise price for each stock option is equal to fair market value of the Company’s common stock on the option grant date. See the section entitled Equity Grant Practices on page 32 below for a description of the manner in which we determine fair market value for this purpose. Currently, most stock options vest in 25% increments annually starting with the first anniversary of the date of grant. For stock options granted in 2009, awards granted to associates who are retirement eligible, as defined in the LTIP, vest in 16 equal quarterly periods. Unexercised stock options expire 8 years from the date of grant, or earlier in the event of termination of employment. Stock options provide compensation only when vested and only if the Company’s stock price appreciates and exceeds the exercise price of the option. Therefore, during business downturns, option awards may not represent any economic value to an executive.

Named Executive Officers have a mandatory deferral of 25% of their awards under the Executive Plan in the form of deferred stock awards, unless reduced in the discretion of the Compensation Committee. As such, the awards combine performance-based compensation with a further link to stockholder interests. First, amounts must be earned based on annual Company financial and strategic/operational performance under the Executive Plan. Second, these already earned amounts are put at risk through a vesting schedule. Vesting occurs in installments for employment over a three-year period. Third, these earned amounts become subject to share price performance. Primarily in consideration of this vesting risk being applied to already earned compensation (but also taking into account the enhanced stockholder alignment that results from being subject to share performance), the deferred amount is increased by 33% of value. For awards granted in 2009 or later, vesting will accelerate in the event of death, disability or retirement.

Restricted stock awards and restricted stock provide some measure of mitigation of business cyclicality while maintaining a direct tie to share price. The Company seeks to enhance the link to stockholder performance by building a strong retention incentive into the equity program. Consequently, for 2009 grants, 100% of restricted stock units and awards vest on the third anniversary of the date of grant. For restricted stock granted in 2009, awards granted to associates who are retirement eligible, as defined in the LTIP, vest in twelve equal quarterly periods. This delayed vesting places an executive’s long-term compensation at risk to share price performance for a significant portion of the business cycle, while encouraging long-term retention of executives.

Pursuant to his employment agreement, Mr. van Paasschen agreed not to sell any Company stock awards or Shares received on exercise of options (except as may be withheld for taxes) without prior consultation with the Board of Directors.

Benefits and Perquisites.  Base salary and incentive compensation are supplemented by benefits and perquisites.

Current Benefits.  The Company believes the employee benefits it provides are consistent with local practices and competitive markets, including group health benefits, life and disability insurance, dependent care flexible spending accounts, health savings account, and a pre-tax premium payment arrangement. Each of these benefits is provided to a broad group of employees within the Company and our Named Executive Officers participate in the arrangements on the same basis as other employees.

Perquisites.  As reflected in the Summary Compensation Table below, the Company provides certain limited perquisites to select Named Executive Officers when necessary to provide an appropriate compensation package, particularly in connection with enabling the executives and their families to smoothly transition from previous positions which may require relocation. For example, Mr. van Paasschen and his immediate family had access to a Company owned or leased airplane on an “as available” basis for personal travel, i.e., assuming such plane was not needed for business purposes, with an obligation to reimburse for personal use based upon the Company’s operating cost. The Company also reimburses Named Executive

Officers generally for travel expenses and other out-of-pocket costs incurred with respect to attendance by their spouses at one meeting of the Board each year.

Retirement Benefits.  The Company maintains a tax-qualified retirement savings plan pursuant to Code section 401(k) for a broadly-defined group of eligible employees that includes the Company’s Named Executive Officers. Eligible employees may contribute a portion of their eligible compensation to the plan on a before-tax basis, subject to certain limitations prescribed by the Code. Prior to 2008, the Company matched 100% of the first 2% of eligible compensation and 50% of the next 2% of eligible compensation that an eligible employee contributes. Beginning in 2008, the Company matches 100% of the first 1% of eligible compensation and 50% of the next 6% of eligible compensation that an eligible employee contributes. These matching contributions, as adjusted for related investment returns, become fully vested upon the eligible employee’s completion of three years of service with the Company. Our Named Executive Officers, in addition to certain other eligible employees, were permitted to make additional deferrals of base pay and regular annual incentive awards under our nonqualified deferred compensation plan. This plan is discussed in further detail under the heading Nonqualified Deferred Compensation on page 40.

2.	Change in Control Arrangements

On March 25, 2005, the Company adopted a policy proscribing certain terms of severance agreements triggered upon a change in control of the Company. Pursuant to the policy, the Company is required to seek stockholder approval of severance agreements with executive officers that provide Benefits (as defined in the policy) in excess of 2.99 times base salary plus such officer’s most recent annual incentive award.

In 2006, the Board reviewed the change in control arrangements then in place with the Named Executive Officers and decided to enter into new change in control agreements with the Named Executive Officers at that time, which included Messrs. Prabhu and Siegel. In connection with the hiring of Mr. Turner and the promotion of Mr. Avril in September 2008 to President, Hotel Group, the Company entered into change in control arrangements with them that were similar to the arrangements in place for the other Named Executive Officers (other than the Chief Executive Officer). Pursuant to the Company’s 2008 policy decision to cease paying tax gross-ups in change in control agreements, the arrangements with Messrs. Turner and Avril, however, do not provide for a tax gross-up if the benefits payable thereunder are subject to the excise tax under Section 280G of the Code. Instead, the benefits provided are reduced to the point that it would be more advantageous to the executive to pay the excise tax rather than reduce benefits further. The Company also included change in control arrangements in Mr. van Paasschen’s employment agreement.

These change in control arrangements are described in more detail beginning on page 41 under the heading entitled Potential Payments Upon Termination or Change in Control. The change in control severance agreements are intended to promote stability and continuity of senior management. The Company believes that the provision of severance pay to these Named Executive Officers upon a change in control aligns their interests with those of stockholders. By making severance pay available, the Company is able to mitigate executive concern over employment termination in the event of a change in control that benefits stockholders. In addition, the acceleration of equity compensation vesting in connection with a change in control provides these Named Executive Officers with protection against equity forfeiture due to termination and ample incentive to achieve Company goals, including facilitating a sale of the Company at the highest possible price per share, which would benefit both stockholders and executives. In addition, the Company acknowledges that seeking a new senior position is a long and time-consuming process. Lastly, each severance agreement permits the executive to maintain certain benefits for a period of two years following termination and to receive outplacement services. The aggregate effect of our change in control provisions is intended to focus executives on maximizing value to stockholders. In addition, should a change in control occur, benefits will be paid after a “double trigger” event as described in Potential Payments Upon Termination or Change in Control. The Company believes benefit levels have been set to be competitive with peer group practices.

In connection with Section 409A of the Code (“Section 409A), in 2008 the Company amended the employment arrangements with each of the Named Executive Officers (including the Chief Executive Officer). These amendments made several technical changes designed to make the employment arrangements with such officers comply with Section 409A and the final regulations issued thereunder, and generally affect the timing, but not the amount of compensation of such officers under specified circumstances.

3.	Additional Severance Arrangements

In 2007, the Company entered into a letter agreement with Mr. Prabhu clarifying that his severance included the acceleration of 50% of unvested restricted stock and options in the event that his employment was terminated without cause or by him for good reason. The clarification formally documented Mr. Prabhu’s existing severance arrangements as part of his employment with the Company.

This additional severance arrangement is described in more detail beginning on page 41 under the heading entitled Potential Payments Upon Termination or Change in Control.

C.	Background Information on the Executive Compensation Program

1. Use of Peer Data

In determining competitive compensation levels, the Compensation Committee reviews data from several major compensation consulting firms that reflects compensation practices for executives in comparable positions in a peer group consisting of companies in the hotel and hospitality industries and companies with similar revenues in other industries relevant to key talent recruitment needs. The executive team and Compensation Committee review the peer group bi-annually to ensure it represents a relevant market perspective. The Compensation Committee utilizes the peer group for a broad set of comparative purposes, including levels of total compensation, pay mix, incentive plan and equity usage and other terms of employment. The Compensation Committee also reviews Company performance against the performance of companies in this peer group. The Company believes that by conducting the competitive analysis using a broad peer group, which includes companies outside the hospitality industry, it is able to attract and retain talented executives from outside the hospitality industry. The Company’s experience has proven that key executives with diversified experience prove to be major contributors to its continued growth and success.

The peer group approved by the Compensation Committee for 2009 is set out below. We expect that it will be necessary to update the list periodically.

Avon Products	MGM Mirage
Carnival Corp.	Nike, Inc.
Colgate Palmolive Corporation	Simon Property Group Inc.
Estee Lauder Cos. Inc.	Staples Inc.
Federal Express Corp.	Starbucks Corp.
Host Hotels & Resorts	Williams Sonoma Inc.
Kellogg Corporation	Walt Disney Co.
Limited Brands Inc.	Wyndham Worldwide Corporation
Marriott International, Inc.	Yum Brands Inc.
McDonald’s Corp.

In performing its competitive analysis, the Compensation Committee typically reviews:

•	base pay;

•	target and actual total cash compensation, consisting of salary and target and actual annual incentive awards in prior years; and

•	direct total compensation consisting of salary, target and actual annual incentive awards, and the value of option and restricted stock/restricted stock unit awards.

When establishing target compensation levels for 2009, the Compensation Committee reviewed peer group data paid to named executive officers reported in proxy statements available as of February 2009 as provided by Pearl Meyer & Partners.

2. Tax Considerations

Section 162(m) generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers. Qualified performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company believes that compensation paid under the Executive Plan for 2009 meets these requirements and is generally fully deductible for federal income tax purposes, except with respect to the special bonus enhancement awarded to Mr. van Paasschen.

In designing the Company’s compensation programs, the Compensation Committee carefully considers the effect of this provision together with other factors relevant to its business needs. Therefore, in certain circumstances the Company may approve compensation that does not meet these requirements in order to advance the long-term interests of its stockholders and for the 2010 fiscal year the Compensation Committee approved an increase in Mr. van Paasschen’s base salary from $1,000,000 to $1,250,000. The Company has historically taken, and intends to continue taking, reasonably practicable steps to minimize the impact of Section 162(m). Accordingly, the Compensation Committee has determined that each of the Named Executive Officers will participate under the Executive Plan for 2010.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A to the Code and thereby changing the tax rules applicable to nonqualified deferred compensation arrangements effective January 1, 2005. While final Section 409A regulations were not effective until January 1, 2009, the Company believes it was operating in good faith compliance with Section 409A and the interpretive guidance thereunder. The Company entered into amendments to the employment arrangements with its senior officers, including the Chief Executive Officer and Named Executive Officers, and amended its bonus and compensation plans in December 2008 to meet the requirements of these regulations. A more detailed discussion of the Company’s nonqualified deferred compensation plan is provided on page 40 under the heading Nonqualified Deferred Compensation.

3. Share Ownership Guidelines

The Company has adopted share ownership guidelines for our executive officers, including the Named Executive Officers. Pursuant to the guidelines, the Named Executive Officers, including the Chief Executive Officer, are required to hold that number of Shares having a market value equal to or greater than a multiple of each executive’s base salary. For the Chief Executive Officer, the multiple is five times base salary and for the other Named Executive Officers, the multiple is four times base salary. A retention requirement of 35% is applied to restricted Shares upon vesting (net Shares after tax withholding) and Shares obtained from option exercises until the executive meets the target, or if an executive falls out of compliance. Shares owned, stock equivalents (vested/unvested units), and unvested restricted stock (pre-tax) count towards meeting ownership targets. However, stock options do not count towards meeting the target. Officers have five years from the date of hire or, if later, the date they first become subject to the policy to meet the ownership requirements.

4. Equity Grant Practices

Determination of Option Exercise Prices.  The Compensation Committee grants stock options with an exercise price equal to the fair market value of a Share on the grant date. Under the LTIP, the fair market value of our common stock on a particular date is determined as the average of the high and low trading prices of a Share on the NYSE on that date.

Timing of Equity Grants.  The Compensation Committee generally makes annual equity compensation grants to Named Executive Officers following its first regularly scheduled meeting that occurs after the release of the Company’s earnings for the prior year (typically the grant date is the last business day in February). The timing of this meeting is determined based on factors unrelated to the pricing of equity grants.

The Compensation Committee approves equity compensation awards to a newly hired Executive Officer at the time that the Board meets to approve the executive’s employment package. Generally, the date on which the Board approves the employment package becomes the grant date of the newly-hired Executive Officer’s equity compensation awards. However, if the Company and the new Executive Officer enter into an employment agreement regarding the employment relationship, the Company requires the Executive Officer to sign his employment agreement shortly following the date of Board approval of the employment package; the later of the date on which the Executive Officer signs his employment agreement or the date that the Executive Officer begins employment becomes the grant date of these equity compensation awards.

The Company’s policy is that the grant date of equity compensation awards is always on or shortly after the date the Compensation Committee approves the grants, which is generally in February. However, the Compensation Committee has the discretion under unusual circumstances to award grants at other times in the year.

III. COMPENSATION COMMITTEE REPORT

The Compensation and Option Committee of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders.

COMPENSATION AND OPTION COMMITTEE

Adam M. Aron, Chairman
Clayton C. Daley, Jr.
Bruce W. Duncan
Lizanne Galbreath
Kneeland C. Youngblood

IV.	SUMMARY COMPENSATION TABLE

The table below sets forth a summary of the compensation received by the Named Executive Officers for the past three years, except for Mr. Avril, who became a Named Executive Officer in 2008, and Mr. Turner, who was hired in 2008:

							Non-equity
Name and principal Position					Stock	Option	incentive plan	All other
(listed alphabetically following the		Salary	Bonus		awards	awards	compensation	compensation	Total
Chief Executive Officer)	Year	($)	($)		($)(1)	($)(2)	($)(3)	($)(4)	($)

Frits van Paasschen	2009	1,000,000	600,000	(5)	150,125	5,151,077	1,275,000	63,832	8,240,034
Chief Executive Officer and	2008	1,000,000	—		44,421	1,742,402	1,365,000	522,538	4,674,361
President since September 24, 2007	2007	270,833	1,500,000		5,249,997	1,331,521	403,800	347,402	9,103,553
Matthew E. Avril	2009	725,000	—		44,269	1,545,324	462,187	82,908	2,859,688
President, Hotel	2008	601,896	—		2,621,756	376,360	402,375	188,103	4,190,490
Group since September 2008
Vasant M. Prabhu	2009	640,658	155,393	(5)	1,298,096	1,287,769	408,419	112,271	3,902,606
Vice Chairman and	2008	638,054	—		1,335,578	1,332,945	437,249	93,380	3,837,206
Chief Financial Officer	2007	617,927	—		2,312,459	715,804	550,809	85,896	4,282,895
Kenneth S. Siegel	2009	615,039	—		46,166	1,957,411	392,088	116,139	3,126,843
Chief Administrative	2008	612,539	—		1,564,371	522,721	419,764	102,515	3,221,910
Officer, General Counsel and Secretary	2007	583,232	—		2,305,559	715,804	585,037	51,908	4,241,540
Simon M. Turner	2009	625,000	—		34,369	2,575,538	398,437	27,910	3,661,254
President, Global	2008	407,197	500,000		—	2,497,898	312,500	30,013	3,747,608
Development Group since May 2008

(1)	Represents the grant date fair value for restricted stock and unit awards granted during the year computed in accordance with ASC 718. For additional information, refer to Note 21 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2009. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. See the Grants of Plan-Based Awards Table on page 36 for information on awards granted in 2009.

(2)	Represents the grant date fair value for stock option awards granted during the year computed in accordance with ASC 718. For additional information, refer to Note 21 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2009. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. See the Grants of Plan-Based Awards Table on page 36 for information on awards granted in 2009.

(3)	Represents cash awards paid in March 2010, 2009 and 2008 with respect to performance in 2009, 2008 and 2007, respectively, determined under the Executive Plan, as discussed under the Annual Incentive Compensation section beginning on page 23. Cash incentive awards exclude the following amounts that were deferred into deferred stock units and increased by 33% in accordance with the Executive Plan:

Name	2009 Amount Deferred		2008 Amount Deferred	2007 Amount Deferred

van Paasschen	625,000	(A)	455,000	134,600
Avril	154,063		134,125	—
Prabhu	187,938	(B)	145,750	183,603
Siegel	130,696		139,922	195,013
Turner	132,813		104,167	—

(A)	This amount is an aggregate of cash incentive awards deferred in respect of the 2009 fiscal year, which includes $200,000 deferred from a special one-time cash bonus enhancement awarded by the Compensation Committee.

(B)	This amount is an aggregate of cash incentive awards deferred in respect of the 2009 fiscal year, which includes $51,798 deferred from a special one-time cash bonus enhancement awarded by the Compensation Committee.

(4)	Pursuant to SEC rules, perquisites and personal benefits are not reported for any Named Executive Officer for whom such amounts were less than $10,000 in the aggregate for 2009, 2008 and 2007 but must be identified by type for each Named Executive Officer for whom such amounts were equal to or greater than $10,000 in the aggregate. In that regard, the All Other Compensation column of the Summary Compensation Table includes perquisites and other personal benefits consisting of the following: annual physical examinations, COBRA premiums paid by the Company, Company contributions to the Company’s tax-qualified 401(k) plan, dividends on restricted stock, life insurance premiums, legal fees paid by the Company, spousal accompaniment while on business travel, and tax and financial planning services. SEC rules require specification of the cost of any perquisite or personal benefit when this cost exceeds $25,000. This applies to Mr. van Paasschen’s personal travel (discussed below). These amounts are included in the All Other Compensation column.

The net aggregate incremental cost to the Company of Mr. van Paasschen’s personal use of the Company-owned plane and chartered aircraft was $3,746 in 2009, all of which he reimbursed to the Company in January 2010; $329,480 in 2008; and $165,606 in 2007. With respect to expenses incurred in 2008 and 2007, Mr. van Paasschen’s employment agreement provides that the Company would provide Mr. van Paasschen with up to a $500,000 credit for personal use of the Company’s aircraft during the first 12 months of his employment with the Company. The amount for 2007 also includes relocation benefits which had an aggregate cost of $132,275 and the reimbursement of $44,556 for legal fees incurred in connection with the negotiation of his employment agreement. These amounts (other than the reimbursed expenses for use of the Company-owned plane and chartered aircraft in 2009) are included in the All Other Compensation column.

The cost of the Company-owned plane includes the cost of fuel, ground services and landing fees, navigation and telecommunications, catering and aircraft supplies, crew expenses, aircraft cleaning and an allocable share of maintenance. Pursuant to SEC rules, the following table specifies the value for each element of All Other Compensation not specified above (other than perquisites and personal benefits) that is valued in excess of $10,000.

	Dividend		Dividend		Dividend
	Equivalents on		Equivalents on		Equivalents on
	Restricted Stock	Relocation	Restricted Stock	Relocation	Restricted Stock
Name	($) (2009)	($) (2009)	($) (2008)	($) (2008)	($) (2007)

van Paasschen	—	31,438	—	165,328	—
Avril	57,254	—	150,728	—	—
Prabhu	85,186	—	69,917	—	63,530
Siegel	89,225	—	76,538	—	24,199
Turner	—	—	—	—	—

(5)	Represents special one-time cash bonus enhancements, less deferred amounts, awarded by the Compensation Committee in recognition of 2009 accomplishments.

V.	GRANTS OF PLAN-BASED AWARDS

The table below sets forth a summary of the grants of plan-based incentive awards to the Named Executive Officers made during 2009:

							All Other		All Other
	Grant						Stock		Option
	date (or						Awards:		Awards:	Exercise	Grant Date
	year with	Compensation					Number of		Number of	or Base	Fair Value
Name	respect to	Committee	Estimated Future Payouts Under				Shares of		Securities	Price of	of Stock
(listed alphabetically	non-equity	Approval	Non-Equity Incentive Plan Awards(1)				Stock or		Underlying	Option	and Option
by name following the	incentive plan	date	Threshold	Target	Maximum		Units		Options	Awards	Awards
Chief Executive Officer) (a)	award) (b)	(c)	($) (d)	($) (e)	($) (f)		(#) (g)		(#) (2) (h)	($/Sh) (i) (3)	($) (4) (j)

van Paasschen	2/27/2009	2/09/2009							1,097,936	11.39	5,151,077
	3/02/2009	(5)					56,715	(5)			605,149
	2009		0	2,000,000	9,000,000	(7)
Avril	2/27/2009	2/09/2009							329,381	11.39	1,545,324
	3/02/2009	(5)					16,718	(5)			178,381
	2009		145,000	725,000	1,993,750
Prabhu	2/27/2009	2/09/2009							274,484	11.39	1,287,769
	2/27/2009	2/09/2009					109,794	(6)			1,250,005
	3/02/2009	(5)					18,168	(5)			193,853
	2009		128,132	640,658	1,761,810
Siegel	2/27/2009	2/09/2009							417,216	11.39	1,957,411
	3/02/2009	(5)					17,441	(5)			186,095
	2009		123,008	615,039	1,691,357
Turner	2/27/2009	2/09/2009							548,968	11.39	2,575,538
	3/02/2009	(5)					12,984	(5)			138,539
	2009		125,000	625,000	1,718,750

(1)	Represents the potential values of the awards granted to the Named Executive Officers under the Executive Plan if the threshold, target and maximum goals are satisfied for all applicable performance measures. See detailed discussion of these awards in section VI. below.

(2)	The options generally vest in equal installments on the first, second, third and fourth anniversary of their grant.

(3)	The exercise price was determined by using the average of the high and low price of Shares on the grant date.

(4)	Represents the fair value of the awards disclosed in columns (g) and (h) on their respective grant dates. For restricted stock and restricted stock units, fair value is calculated in accordance with ASC 718 using the average of the high and low price of Shares on the grant date. For stock options, fair value is calculated in accordance with ASC 718 using a lattice valuation model. For additional information, refer to Note 21 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2009. There can be no assurance that these amounts will correspond to the actual value that will be recognized by the Named Executive Officers. The amount recorded on the summary compensation table related to this benefit only includes the 33% increase in Shares as the deferral of the bonus amount is disclosed separately.

(5)	On March 2, 2009, in accordance with the Executive Plan, 25% of Messrs. van Paasschen, Avril, Prabhu, Siegel and Turner’s annual bonus with respect to 2008 performance was credited to a deferred stock unit account on the Company’s balance sheet, and the number of Shares was increased by 33%. These deferred stock units vest in equal installments on the first, second and third fiscal year-ends following the date of grant, and vested units are distributed on the earlier of (i) the third fiscal year-end or (ii) a termination of employment. Dividends are paid to the Named Executive Officers in amounts equal to those paid to holders of Shares. No separate Compensation Committee approval was required for award of these deferred stock units, which are provided by plan terms.

(6)	This award vests on the third anniversary of the grant date.

(7)	Represents the maximum amount payable to any participant under the terms of the Executive Plan.

VI.	NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS SECTION

We describe below the Executive Plan awards granted to our Named Executive Officers for 2009. These awards are reflected in both the Summary Compensation Table on page 34 and the Grants of Plan-Based Awards section on page 36.

Each of the Named Executive Officers received an award in March 2010 relating to his 2009 performance. The table below presents for each Named Executive Officer his salary, target award as both a percentage of salary and a dollar amount, actual award, the portion of the award that is deferred into restricted stock units and the related 33% increase in his restricted stock units.

						Increased
						Award
		Award			Award Deferred	Deferred into
		Target			into Restricted	Restricted
		Relative	Award	Actual	Stock/Restricted	Stock/Restricted
	Salary	to Salary	Target	Award	Stock Units	Stock Units
Name	($)	(%)	($)	($)	($)	($)

van Paasschen(1)	1,000,000	200%	2,000,000	1,700,000	425,000	565,250
Avril	725,000	100%	725,000	616,250	154,063	204,904
Prabhu(2)	640,658	100%	640,658	544,559	136,140	181,066
Siegel	615,039	100%	615,039	522,784	130,696	173,826
Turner	625,000	100%	625,000	531,250	132,813	176,641

(1)	Mr. van Paasschen received an additional one-time special bonus enhancement of $800,000 relating to his 2009 performance, of which 25%, or $200,000, was deferred into restricted stock units. Following the 33% increase, the amount deferred in respect of the one-time special bonus enhancement was $266,000.

(2)	Mr. Prabhu received an additional one-time special bonus enhancement of $207,191 relating to his 2009 performance, of which 25%, or $51,798 was deferred into restricted stock units. Following the 33% increase, the amount deferred in respect of the one-time special bonus enhancement was $68,891.

The following factors contributed to the Compensation Committee’s determination of the 2009 Executive Plan awards for the Named Executive Officers:

•	the Company’s 2009 financial performance as measured by EBIDTA and earnings per share;

•	the strategic and operational performance goals for each Named Executive Officer that link individual contributions to execution of our business strategy and major financial and operating goals; and

•	the bonuses paid to executive officers performing comparable functions in peer companies,

as further described in the Annual Incentive Compensation assessment commencing on page 23 above.

VII.	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers as of December 31, 2009. This table includes unexercised and unvested stock options, unvested restricted stock and unvested restricted stock units. Each equity grant is shown separately for each Named Executive Officer. The market value of the stock awards is based on the closing price of a Share on December 31, 2009, which was $36.57.

		Option awards				Stock awards
		Number of	Number of					Market value
		Securities	Securities					of Shares
		Underlying	Underlying			Number of		or Units of
		Unexercised	Unexercised	Option		Shares or		Stock That
Name		Options-	Options	Exercise	Option	Units of Stock		Have Not
(listed alphabetically following	Grant	Exercisable	Unexercisable	Price	Expiration	That Have Not		Vested
the Chief Executive Officer)	Date	(#)(1)(2)	(#)(1)(2)	($)(1)	Date	Vested (#)		($)

van Paasschen	9/24/2007	31,948	31,947	58.69	9/24/2015
	2/28/2008	25,718	77,152	48.61	2/28/2016
	2/27/2009	0	1,097,936	11.39	2/27/2017
	9/24/2007					63,895	(3)	2,336,640
	3/03/2008					1,259	(4)	46,042
	3/02/2009					37,810	(4)	1,382,712
Avril	2/10/2005	19,857	0	48.39	2/10/2013
	2/07/2006	30,738	15,369	48.80	2/07/2014
	2/28/2007	10,362	10,361	65.15	2/28/2015
	2/28/2008	5,555	16,665	48.61	2/28/2016
	2/27/2009	0	329,381	11.39	2/27/2017
	2/28/2007					20,723	(3)	757,840
	2/28/2008					22,220	(3)	812,585
	3/03/2008					1,775	(5)	64,912
	9/02/2008					40,344	(3)	1,475,380
	3/02/2009					11,145	(4)	407,573
Prabhu	2/02/2004	122,300	0	29.02	2/02/2012
	2/18/2004	24,440	0	31.71	2/18/2012
	2/10/2005	82,485	0	48.39	2/10/2013
	2/07/2006	59,935	19,978	48.80	2/07/2014
	2/28/2007	17,270	17,268	65.15	2/28/2015
	2/28/2008	19,674	59,022	48.61	2/28/2016
	2/27/2009	0	274,484	11.39	2/27/2017
	2/28/2007					34,538	(3)	1,263,055
	2/28/2008					26,232	(3)	959,304
	3/03/2008					1,717	(4)	62,791
	2/27/2009					109,794	(3)	4,015,167
	3/02/2009					12,112	(4)	442,936

		Option awards				Stock awards
		Number of	Number of					Market value
		Securities	Securities					of Shares
		Underlying	Underlying			Number of		or Units of
		Unexercised	Unexercised	Option		Shares or		Stock That
Name		Options-	Options	Exercise	Option	Units of Stock		Have Not
(listed alphabetically following	Grant	Exercisable	Unexercisable	Price	Expiration	That Have Not		Vested
the Chief Executive Officer)	Date	(#)(1)(2)	(#)(1)(2)	($)(1)	Date	Vested (#)		($)

Siegel	2/18/2004	30,550	0	31.71	2/18/2012
	2/10/2005	45,824	0	48.39	2/10/2013
	2/07/2006	42,264	21,132	48.80	2/07/2014
	2/28/2007	17,270	17,268	65.15	2/28/2015
	2/28/2008	7,716	23,145	48.61	2/28/2016
	2/27/2009	0	417,216	11.39	2/27/2017
	2/28/2007					34,538	(3)	1,263,055
	2/28/2008					30,861	(3)	1,128,587
	3/03/2008					1,824	(4)	66,704
	3/02/2009					11,627	(4)	425,199
Turner	5/07/2008	33,806	101,418	53.25	5/07/2016
	2/27/2009	0	548,968	11.39	2/27/2017
	3/02/2009					8,656	(4)	316,550

(1)	In connection with the sale of 33 hotels to Host Hotels & Resorts, Inc., or Host, Starwood’s stockholders received 0.6122 Host shares and $0.503 in cash for each of their Class B Shares. Holders of Starwood employee stock options and restricted stock did not receive this consideration while the market price of Shares was reduced to reflect the payment of this consideration directly to the holders of the Class B Shares. In order to preserve the value of the Company’s options immediately before and after the Host transaction, the Company adjusted its stock options to reduce the strike price and increase the number of stock options using the intrinsic value method based on the Share price immediately before and after the transaction. The option information above reflects the number of options granted and the option exercise prices after these adjustments were made.

(2)	These options generally vest in equal installments on the first, second, third and fourth anniversary of their grant.

(3)	For awards granted in 2007, the restricted stock or restricted stock units generally vest 50% on each of the third and fourth anniversaries of their grant date. For awards granted in 2008, the restricted stock or restricted stock units generally vest 75% on the third anniversary and 25% on the fourth anniversary of the date of grant, provided that Mr. Avril’s September 2, 2008 award will vest on the third anniversary of the grant date. For awards granted in 2009, the restricted stock or restricted stock units generally vest 100% on the third anniversary of their grant.

(4)	These deferred restricted stock units vest in equal installments on the first, second and third fiscal year-ends following the date of grant, and vested units are distributed on the earlier of (i) the third fiscal year-end or (ii) a termination of employment.

(5)	These shares of restricted stock generally vest in equal installments on the first and second anniversary of their grant.

VIII. OPTION EXERCISES AND STOCK VESTED

The following table discloses, for each Named Executive Officer, (i) Shares acquired pursuant to exercise of stock options during 2009, (ii) shares of restricted Company stock that vested in 2009, and (iii) Shares acquired in 2009 on account of vesting of restricted stock units. The table also discloses the value realized by the Named

Executive Officer for each such event, calculated prior to the deduction of any applicable withholding taxes and brokerage commissions.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

van Paasschen	—	—	—	—
Avril	—	—	23,962	348,749
Prabhu	—	—	32,681	489,300
Siegel	—	—	34,005	510,240
Turner	—	—	—	—

IX.	NONQUALIFIED DEFERRED COMPENSATION

The Company’s Deferred Compensation Plan (the “Plan”) permits eligible executives, including our Named Executive Officers, to defer up to 100% of their Executive Plan bonus, as applicable, and up to 75% of their base salary for a calendar year. The Company does not contribute to the Plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings	Withdrawals/	Balance at
	Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

van Paasschen	—	—	130,418	—	501,732
Avril	—	—	—	—	—
Prabhu	—	—	—	—	—
Siegel	—	—	—	—	—
Turner	—	—	—	—	—

Deferral elections are made in December for base salary paid in pay periods beginning in the following calendar year. Deferral elections are made in June for annual incentive awards that are earned for performance in that calendar year but paid in March of the following year. Deferral elections are irrevocable.

Elections as to the time and form of payment are made at the same time as the corresponding deferral election. A participant may elect to receive payment on February 1 of a calendar year while still employed or either 6 or 12 months following employment termination. Payment will be made immediately in the event a participant terminates employment on account of death, disability or on account of certain changes in control. A participant may elect to receive payment of his account balance in either a lump sum or in annual installments, so long as the account balance exceeds $50,000; otherwise payment will be made in a lump sum.

If a participant elects an in-service distribution, the participant may change the scheduled distribution date or form of payment so long as the change is made at least 12 months in advance of the scheduled distribution date. Any such change must provide that distribution will commence at least five years later than the scheduled distribution date. If a participant elects to receive a distribution upon employment termination, that election and the corresponding form of payment election are irrevocable. Withdrawals for hardship that result from an unforeseeable emergency are available, but no other unscheduled withdrawals are permitted.

The Plan uses the investment funds listed below as potential indices for calculating investment returns on a participant’s Plan account balance. The deferrals the participant directs for investment into these funds are adjusted based on a deemed investment in the applicable funds. The participant does not actually own the investments that he selects. The Company may, but is not required to, make identical investments pursuant to a variable universal life insurance product. When it does, participants have no direct interest in this life insurance.

1-Year Annualized
Rate of Return
Name of Investment Fund	(as of 2/28/10)

Nationwide NVIT Money Market — Class V	−0.39%
PIMCO VIT Total Return — Admin Shares	15.72%
Fidelity VIP High Income — Service Class	36.43%
Nationwide NVIT Inv Dest Moderate — Class 2	33.57%
T. Rowe Price Equity Income — Class II	61.30%
Dreyfus Stock Index — Initial Shares	52.79%
Dreyfus VIF Appreciation — Initial Shares	44.25%
Fidelity VIP II Contrafund — Service Class	59.31%
Fidelity VIP Growth — Service Class	46.24%
Nationwide NVIT Mid Cap Index — Class I	65.70%
Oppenheimer Mid Cap VA — Non-Service Shares	47.64%
Dreyfus IP Small Cap Stock Index — Service Shares	63.41%
Fidelity VIP Overseas — Service Class	47.98%
AIM V.I. International Growth — Series I Shares	45.84%

X.	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company provides certain benefits to our Named Executive Officers in the event of employment termination, both in connection with a change in control and otherwise. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company’s tax-qualified retirement savings plan, disability insurance benefits and life insurance benefits. These benefits are described below.

A. Termination Before Change in Control: Involuntary Other than for Cause, Voluntary for Good Reason, Death or Disability

Pursuant to Mr. van Paasschen’s employment agreement, if Mr. van Paasschen’s employment is terminated by the Company other than for cause or by Mr. van Paasschen for good reason, the Company will pay Mr. van Paasschen as a severance benefit (i) two times the sum of his base salary and target annual bonus, (ii) a pro rated target bonus for the year of termination and (iii) Mr. van Paasschen’s sign on restricted stock unit award (25,558 units) would be payable. None of the other equity awards granted to Mr. van Paasschen would be accelerated. If Mr. van Paasschen’s employment were terminated because of his death or permanent disability, Mr. van Paasschen (or his estate) would be entitled to receive a pro rated target bonus for the year of termination and all of his equity awards would accelerate and vest.

Pursuant to Mr. Avril’s employment agreement, if Mr. Avril’s employment is terminated by the Company without cause, Mr. Avril will receive severance benefits of twelve months of base salary and the Company will continue to provide medical benefits coverage for up to twelve months after the date of termination. In addition, Mr. Avril will also be entitled to acceleration of all of his restricted stock and options that were granted prior to August 19, 2008, but no acceleration for equity awards granted on or after August 19, 2008.

Pursuant to his employment agreement, if Mr. Prabhu’s employment is terminated by the Company without cause or by Mr. Prabhu voluntarily with good reason, Mr. Prabhu will receive severance benefits of twelve months of base salary and the Company will continue to provide medical benefits coverage for up to twelve months after the date of termination. In addition, the Company will accelerate the vesting of 50% of Mr. Prabhu’s unvested restricted stock and options. The Company entered into a letter agreement on August 14, 2007 confirming the terms of the agreement as it relates to the acceleration of 50% of Mr. Prabhu’s unvested restricted stock and options.

Pursuant to Mr. Siegel’s employment agreement, in the event Mr. Siegel’s employment is terminated by the Company without cause, Mr. Siegel will receive severance benefits of twelve months of base salary plus 100% of his target annual incentive and the Company will continue to provide medical benefits coverage for up to twelve months after the date of termination.

Pursuant to Mr. Turner’s employment agreement, if Mr. Turner’s employment is terminated by the Company other than for cause or by Mr. Turner for good reason, Mr. Turner will receive severance benefits of twelve months base salary and the Company will continue to provide medical benefits coverage for up to twelve months after the date of termination.

B.	Termination in the Event of Change in Control

On August 2, 2006, the Company and each of Messrs. Prabhu and Siegel entered into severance agreements. Each severance agreement provides for a term of three years, with an automatic one-year extension until either the executive or the Company notifies the other that such party does not wish to extend the agreement. If a Change in Control (as described below) occurs, the agreement will continue for at least 24 months following the date of such Change in Control.

Each agreement provides that if, following a Change in Control, the executive’s employment is terminated without Cause (as defined in the agreement) or with Good Reason (as defined in the agreement), the executive would receive the following in addition to the items described in A. above:

•	two times the sum of his base salary plus the average of the annual bonuses earned by the executive in the three fiscal years ending immediately prior to the fiscal year in which the termination occurs;

•	continued medical benefits for two years, reduced to the extent benefits of the same type are received by or made available to the executive from another employer;

•	a lump sum amount, in cash, equal to the sum of (A) any unpaid incentive compensation which had been allocated or awarded to the executive for any measuring period preceding termination under any annual or long-term incentive plan and which, as of the date of termination, is contingent only upon the continued employment of the executive until a subsequent date, and (B) the aggregate value of all contingent incentive compensation awards allocated or awarded to the executive for all then uncompleted periods under any such plan that the executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award;

•	immediate vesting of stock options and restricted stock held by the executive under any stock option or incentive plan maintained by the Company;

•	outplacement services suitable to the executive’s position for a period of two years or, if earlier, until the first acceptance by the executive of an offer of employment, the cost of which will not exceed 20% of the executive’s base salary;

•	a lump sum payment of the executive’s deferred compensation paid in accordance with Section 409A distribution rules; and

•	immediate vesting of all unvested 401(k) contributions in the executive’s 401(k) account or payment by the Company of an amount equal to any such unvested amounts that are forfeited by reason of the executive’s termination of employment.

In addition, to the extent that any executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Code, the executive would receive a gross-up payment in an amount sufficient to offset the effects of such excise tax.

Under the severance agreements, a “Change in Control” is deemed to occur upon any of the following events:

•	any person becomes the beneficial owner of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company;

•	a majority of the Directors cease to serve on the Company’s Board in connection with a successful hostile proxy contest;

•	a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than:

ο	a merger or consolidation in which securities of the Company would represent at least 70% of the voting power of the surviving entity; or

ο	a merger or consolidation effected to implement a recapitalization of the Company in which no person becomes the beneficial owner of 25% or more of the voting power of the Company; or

•	approval of a plan of liquidation or dissolution by the stockholders or the consummation of a sale of all or substantially all of the Company’s assets, other than a sale to an entity in which the Company’s stockholders would hold at least 70% of the voting power in substantially the same proportions as their ownership of the Company immediately prior to such sale. However, a “Change in Control” does not include a transaction in which Company stockholders continue to hold substantially the same proportionate ownership in the entity which would own all or substantially all of the Company’s assets following such transaction.

Each of Messrs. Avril and Turner entered into similar change in control agreements in connection with their employment with the Company, provided that no tax gross-up is provided if such payments become subject to the excise tax. If such payments are subject to the excise tax, the benefits under the agreement will be reduced until the point where the executive is better off paying the excise tax rather than reducing the benefits.

Mr. van Paasschen’s employment agreement provides that he would be entitled to the following benefits if his employment were terminated without cause or he resigned with good reason following a Change in Control:

•	two times the sum of his base salary plus the average of the annual bonuses earned in the three fiscal years ending immediately prior to the fiscal year in which the termination occurs;

•	a lump sum amount, in cash, equal to the sum of (A) any unpaid incentive compensation which had been allocated or awarded for any measuring period preceding termination under any annual or long-term incentive plan and which, as of the date of termination, is contingent only upon his continued employment until a subsequent date, and (B) the aggregate value of all contingent incentive compensation awards allocated or awarded to him for all then uncompleted periods under any such plan that he would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award;

•	immediate vesting of stock options and restricted stock held under any stock option or incentive plan maintained by the Company;

•	a lump sum payment of his deferred compensation paid in accordance with Section 409A distribution rules; and

•	immediate vesting of all unvested 401(k) contributions in his 401(k) account or payment by the Company of an amount equal to any such unvested amounts that are forfeited by reason of his termination of employment.

In addition, to the extent that Mr. van Paasschen becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Code, he would receive a gross-up payment in an amount sufficient to offset the effects of such excise tax.

In December 2008, the Company amended the employment arrangements and change in control agreements with each of the Named Executive Officers. The amendments were technical in nature and were designed to meet the guidelines of 409A of the Code. The amendments did not change any of the amounts payable to the Named Executive Officers.

C.	Estimated Payments Upon Termination

The tables below reflect the estimated amounts payable to the Named Executive Officers in the event their employment with the Company had terminated on December 31, 2009 under various circumstances, and includes amounts earned through that date. The actual amounts that would become payable in the event of an actual employment termination can only be determined at the time of such termination.

1.	Involuntary Termination without Cause or Voluntary Termination for Good Reason

The following table discloses the amounts that would have become payable on account of an involuntary termination without cause or a voluntary termination for good reason outside of the change in control context.

	Severance	Medical	Vesting of	Vesting of
	Pay	Benefits	Restricted Stock	Stock Options	Total
Name	($)	($)	($)	($)	($)

van Paasschen	8,000,000	0	934,656	0	8,934,656
Avril(1)	725,000	10,457	1,635,337	0	2,370,794
Prabhu	640,658	10,023	7,001,627	0	7,652,308
Siegel(1)	1,230,078	19,699	0	0	1,249,777
Turner	625,000	9,953	0	0	634,953

(1)	Messrs. Siegel and Avril’s employment agreements provide for payments in the event of involuntary termination other than for cause but do not provide for payments in the event of voluntary termination for good reason.

2.	Termination on Account of Death or Disability

The following table discloses the amounts that would have become payable on account of a termination on account of death or disability.

			Vesting of	Vesting of
	Severance	Medical	Restricted	Stock
	Pay	Benefits	Stock	Options	Total
Name	($)	($)	($)	($)	($)

van Paasschen	2,000,000	0	33,135,043	0	35,135,043
Avril	725,000	10,457	12,017,555	0	12,753,012
Prabhu	640,658	10,023	14,003,254	0	14,653,935
Siegel	1,230,078	19,699	13,885,817	0	15,135,594
Turner	625,000	9,953	14,300,584	0	14,935,537

3.	Change in Control

The following table discloses the amounts that would have become payable on account of an involuntary termination without cause following a change in control or a voluntary termination with good reason following a change in control.

			Vesting of	Vesting of
	Severance	Medical	Restricted	Stock		401(k)	Tax
	Pay	Benefits	Stock	Options	Outplacement	Payment	Gross-Up	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)

van Paasschen(1)	8,000,000	21,939	33,135,043	0	0	0	7,033,949	48,190,931
Avril	3,309,868	20,914	12,017,555	0	145,000	0	n/a	15,493,337
Prabhu	3,304,994	20,046	14,003,254	0	128,132	0	0	17,456,426
Siegel	2,964,489	39,398	13,885,817	0	123,008	0	0	17,012,712
Turner	3,125,000	19,905	14,300,584	0	125,000	0	n/a	17,570,489

(1)	If the amount of severance pay and other benefits payable on change in control is greater than three times certain base period taxable compensation for Mr. van Paasschen, a 20% excise tax is imposed on the excess amount of such severance pay and other benefits. Because of Mr. van Paasschen’s recent hire, his base period taxable compensation does not reflect the total compensation paid to him, artificially increasing the excise tax that would apply on a change in control and, correspondingly, the tax gross-up payment due under the estimate.

XI.	DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based awards to attract and retain qualified candidates to serve on the Board. In setting Director compensation, the Company considers the significant amount of time that members of the Board spend in fulfilling their duties to the Company as well as the skill level required by the Company or its Directors. The current compensation structure is described below.

For 2009, under the Company’s Director share ownership guidelines, each Director was required to own Shares (or deferred compensation stock equivalents) that have a market price equal to two times the annual Director’s fees paid to such Director. In February 2010, the Board approved an increase in the share ownership guidelines in that each Director is required to own Shares (or deferred compensation stock equivalents) that have a market price equal to four times the annual Director’s fees paid to such Director. If any Director fails to satisfy this requirement, sales of Shares by such Director shall be subject to a 35% retention requirement. Any new Director shall be given a period of three years to satisfy this requirement.

Company employees who serve as members of the Board receive no fees for their services in this capacity. Non-employee members of the Board (“Non-Employee Directors”) receive compensation for their services as described below.

A.	Annual Fees

Each Non-Employee Director receives an annual fee in the amount of $80,000, payable in four equal installments of Shares issued under our LTIP. The number of Shares to be issued is based on the fair market value of a Share using the average of the high and low price of the Company’s stock on the previous December 31.

A Non-Employee Director may elect to receive up to one-half of the annual fee in cash and to defer (at an annual interest rate of LIBOR plus 1 1/2% for deferred cash amounts) any or all of the annual fee payable in cash. Deferred cash amounts are payable in accordance with the Director’s advance election. A Non-Employee Director is also permitted to elect to defer to a deferred unit account any or all of the annual fee payable in Shares. Deferred stock amounts are payable in accordance with the Non-Employee Director’s advance election.

Non-Employee Directors serving as members of the Audit Committee received an additional annual fee in cash of $10,000 ($25,000 for the chairman of the Audit Committee). The chairperson of each other committee of the Board received an additional annual fee in cash of $10,000; commencing in 2010, this chairperson additional annual fee has been increased to $12,500 in cash. The Chairman of the Board received an additional retainer of $150,000, payable quarterly in restricted stock units which vest in three years.

B.	Attendance Fees

Non-Employee Directors do not receive fees for attendance at meetings.

C.	Equity grant

In 2009, each Non-Employee Director received an annual equity grant (made at the same time as the annual grant is made to Company employees) under our LTIP with a value of $100,000. In February 2010, this annual equity grant value was increased to $125,000. The equity grant was delivered 50% in stock units and 50% in stock options. The number of stock units is determined by dividing the value by the average of the high and low Share price on the date of grant. The number of options is determined by dividing the value by the average of the high and low Share price on the date of grant (also the exercise price) and multiplying by two and one half. The options are fully vested and exercisable upon grant and are scheduled to expire eight years after the grant date. The restricted stock awarded pursuant to the annual grant generally vests upon the earlier of (i) the third anniversary of the grant date and (ii) the date such person ceases to be a Director of the Company.

D.	Starwood Preferred Guest Program Points and Rooms

In 2009, each Director received an annual grant of 750,000 Starwood Preferred Guest (“SPG”) Points to encourage them to visit and personally evaluate our properties.

E.	Other Compensation

The Company makes available to the Chairman of the Board administrative assistant services and health insurance coverage on terms comparable to those available to Starwood executives until the Chairman turns 70 years old and thereafter on terms available to Company retirees (including required contributions). Mr. Duncan elected to receive administrative services only in January 2009, and health coverage from the Company only in January and February of 2009. The Company also reimburses Non-Employee Directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, expenses related to attendance by spouses.

We have summarized the compensation paid by the Company to our Non-Employee Directors in 2009 in the table below.

	Fees earned	Stock	Option	All Other
	or Paid in Cash	Awards (2) (3)	Awards (4)	compensation (5)	Total
Name of Director(1)	($)	($)	($)	($)	($)

Adam M. Aron	20,000	129,995	50,282	11,250	211,527
Charlene Barshefsky	40,000	89,999	50,282	13,781	194,062
Thomas E. Clarke	50,000	89,999	50,282	11,250	201,531
Clayton C. Daley, Jr.	50,000	89,999	50,282	11,751	202,032
Bruce W. Duncan	—	279,983	50,282	32,697	362,962
Lizanne Galbreath	10,000	129,995	50,282	13,374	203,651
Eric Hippeau	—	129,995	50,282	18,501	198,778
Stephen R. Quazzo	10,000	129,995	50,282	11,250	201,527
Thomas O. Ryder	25,000	129,995	50,282	16,324	221,601
Kneeland C. Youngblood	50,000	89,999	50,282	11,250	201,531

(1)	Mr. van Paasschen is not included in this table because he was an employee of the Company and thus received no compensation for his services as a Director. Mr. van Paasschen’s 2009 compensation from the Company is disclosed in the Summary Compensation Table on page 34.

(2)	As of December 31, 2009, each Director has the following aggregate number of Shares (deferred or otherwise) outstanding: Mr. Aron, 43,324; Ambassador Barshefsky, 19,719; Mr. Clarke, 9,050; Mr. Daley, 12,884; Mr. Duncan, 214,591; Ms. Galbreath, 14,568; Mr. Hippeau, 28,392; Mr. Quazzo, 37,297; Mr. Ryder, 23,141; Mr. Youngblood, 13,965.

(3)	Represents the grant date fair value for restricted stock and unit awards granted during the year computed in accordance with ASC 718. For additional information, refer to Note 21 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2009. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. The grant date fair value of each stock award is set forth below:

		Number of Shares of
Director	Grant Date	Stock/Units	Grant Date Fair Value ($)

Adam M. Aron	2/27/2009	4,392	50,003
	3/31/2009	1,160	19,998
	6/30/2009	1,160	19,998
	9/30/2009	1,160	19,998
	12/31/2009	1,160	19,998
Charlene Barshefsky	2/27/2009	4,392	50,003
	3/31/2009	580	9,999
	6/30/2009	580	9,999
	9/30/2009	580	9,999
	12/31/2009	580	9,999
Thomas E. Clarke	2/27/2009	4,392	50,003
	3/31/2009	580	9,999
	6/30/2009	580	9,999
	9/30/2009	580	9,999
	12/31/2009	580	9,999
Clayton C. Daley, Jr.	2/27/2009	4,392	50,003
	3/31/2009	580	9,999
	6/30/2009	580	9,999
	9/30/2009	580	9,999
	12/31/2009	580	9,999
Bruce W. Duncan	2/27/2009	4,392	50,003
	3/31/2009	2,175	37,497
	3/31/2009	1,160	19,998
	6/30/2009	2,175	37,497
	6/30/2009	1,160	19,998
	9/30/2009	2,175	37,497
	9/30/2009	1,160	19,998
	12/31/2009	2,175	37,497
	12/31/2009	1,160	19,998
Lizanne Galbreath	2/27/2009	4,392	50,003
	3/31/2009	1,160	19,998
	6/30/2009	1,160	19,998
	9/30/2009	1,160	19,998
	12/31/2009	1,160	19,998
Eric Hippeau	2/27/2009	4,392	50,003
	3/31/2009	1,160	19,998
	6/30/2009	1,160	19,998
	9/30/2009	1,160	19,998
	12/31/2009	1,160	19,998
Stephen R. Quazzo	2/27/2009	4,392	50,003
	3/31/2009	1,160	19,998
	6/30/2009	1,160	19,998
	9/30/2009	1,160	19,998
	12/31/2009	1,160	19,998

		Number of Shares of
Director	Grant Date	Stock/Units	Grant Date Fair Value ($)

Thomas O. Ryder	2/27/2009	4,392	50,003
	3/31/2009	1,160	19,998
	6/30/2009	1,160	19,998
	9/30/2009	1,160	19,998
	12/31/2009	1,160	19,998
Kneeland C. Youngblood	2/27/2009	4,392	50,003
	3/31/2009	580	9,999
	6/30/2009	580	9,999
	9/30/2009	580	9,999
	12/31/2009	580	9,999

(4)	Represents the grant date fair value for stock option awards granted during the year computed in accordance with ASC 718. For additional information, refer to Note 21 of the Company’s financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2009. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Directors. As of December 31, 2009, each Director has the following aggregate number of stock options outstanding: Mr. Aron, 21,941; Ambassador Barshefsky, 46,061; Mr. Clarke, 13,831; Mr. Daley, 12,523; Mr. Duncan, 95,785; Ms. Galbreath, 29,564; Mr. Hippeau, 57,059; Mr. Quazzo, 57,059; Mr. Ryder, 51,560; Mr. Youngblood, 51,560. All Directors received a grant of 10,979 options on February 27, 2009 with a grant date fair value of $50,282.

(5)	We reimburse Non-Employee Directors for travel expenses and other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. In addition, in 2009 Non-Employee Directors received 750,000 SPG Points valued at $11,250. The Chairman of the Board also received the cost of an administrative assistant in January 2009. Non-Employee Directors receive interest on deferred dividends. Pursuant to SEC rules, perquisites and personal benefits are not reported for any Director for whom such amounts were less than $10,000 in the aggregate for 2009 but must be identified by type for each Director for whom such amounts were equal to or greater than $10,000 in the aggregate. SEC rules do not require specification of the value of any type of perquisite or personal benefit provided to the Non-Employee Directors because no such value exceeded $25,000.

Pursuant to SEC rules regarding All Other Compensation that is valued in excess of $10,000 and not disclosed above, the Company provided Mr. Duncan with administrative assistant services in January 2009. The value associated therewith was $10,226.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Starwood Hotels & Resorts Worldwide, Inc. (the “Company”), which is comprised entirely of “independent” Directors, as determined by the Board in accordance with the New York Stock Exchange (the “NYSE”) listing requirements and applicable federal securities laws, serves as an independent and objective party to assist the Board in fulfilling its oversight responsibilities including, but not limited to, (i) monitoring the quality and integrity of the Company’s financial statements, (ii) monitoring compliance with legal and regulatory requirements, (iii) assessing the qualifications and independence of the independent registered public accounting firm and (iv) establishing and monitoring the Company’s systems of internal controls regarding finance, accounting and legal compliance. The Audit Committee operates under a written charter which meets the requirements of applicable federal securities laws and the NYSE requirements.

In the first quarter of 2010, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2009 with management, the Company’s internal auditors and the independent registered public accounting firm, Ernst & Young LLP. The Audit Committee also discussed with the independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Rule 3526 of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Committee of the Board of Directors

Thomas O. Ryder (chairman)
Adam M. Aron
Thomas E. Clarke
Clayton C. Daley, Jr.
Kneeland C. Youngblood

Audit Fees

The aggregate amounts paid by the Company for the fiscal years ended December 31, 2009 and 2008 to the Company’s principal accounting firm, Ernst & Young, are as follows (in millions):

	2009	2008

Audit Fees(1)	$5.4	$4.9
Audit-Related Fees(2)	$0.6	$0.9
Tax Fees(3)	$0.4	$0.4

Total	$6.4	$6.2

(1)	Audit fees include the fees paid for the annual audit, the review of quarterly financial statements and assistance with financial reports required as part of regulatory and statutory filings and the audit of the Company’s internal controls over financial reporting with the objective of obtaining reasonable assurance about whether effective internal controls over financial reporting were maintained in all material respects.

(2)	Audit-related fees include fees for audits of employee benefit plans, audit and accounting consultation and other attest services.

(3)	Tax fees include fees for the preparation and review of certain foreign tax returns.

The Company has adopted a policy which requires the Audit Committee of the Board of Directors to approve the hiring of any current or former employee (within the last 5 years) of the Company’s independent registered public accounting firm into any position (i) as a manager or higher, (ii) in its accounting or tax departments, (iii) where the hire would have direct involvement in providing information for use in its financial reporting systems, or (iv) where the hire would be in a policy setting position. When undertaking its review, the Audit Committee considers applicable laws, regulations and related commentary regarding the definition of “independence” for independent registered public accounting firms.

Pre-Approval of Services

The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year. The engagement letter must be formally accepted by the Audit Committee before any audit commences. The independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences. The Audit Committee may delegate authority to one of its members to pre-approve all audit/non-audit services by the independent registered public accounting firm, as long as these approvals are presented to the full Audit Committee at its next regularly scheduled meeting.

Management submits to the Audit Committee all non-audit services that it recommends the independent registered public accounting firm be engaged to provide and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of the registered public accounting firm and would be permissible under all applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Management and the independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by the Company for those services.

All audit and permissible non-audit services provided by Ernst & Young to the Company for the fiscal years ended December 31, 2009 and 2008 were pre-approved by the Audit Committee or our Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during fiscal year 2009 were independent Directors, and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions,” below. During fiscal year 2009, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose officer served on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies of the Board of Directors of the Company

The Board has adopted a Corporate Opportunity Policy, the purpose of which is to address the reporting, review and approval or ratification of transactions with Directors and executive officers and their affiliates. As a general matter, we seek to avoid related person transactions because they can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to be, based on considerations other that the Company’s best interests. However, we recognize that in some circumstances transaction between us and related persons may be incidental to the normal course of business or provide an opportunity that is in the best interests of the Company, or that is not inconsistent with the best interests of the Company and where it is not efficient to pursue an alternative transaction. The Board has charged the Corporate Governance and Nominating Committee (the “Governance Committee”) with establishing and reviewing (on a periodic basis) our Corporate Opportunity Policy. A copy of the policy is posted on our website at www.starwoodhotels.com/corporate/investor_relations.html.

The policy applies to each Director and executive officer or their affiliates. The policy governs certain corporate opportunities as well as certain related party transactions. For purposes of the policy, a “Corporate Opportunity” means any opportunity (1) that a Director or executive officer reasonably believes is within the Company’s existing line of business or is one in which the Company either has an existing interest or a reasonable expectancy of an interest; and (2) the Company is reasonably capable of pursuing. The Corporate Opportunity Policy also governs (1) any transaction where the Company is investing in entities in which an executive officer or Director (or affiliates) has a material interest; or (2) any transaction between the Company and other entities controlled by the Company, on the one hand, and any executive officer or Director (or any affiliate of such persons) on the other hand.

Under the policy, except as otherwise provided, each Director and executive officer is required to submit any such proposed transaction to the Governance Committee for review. In its review, the Governance Committee is to consider all relevant facts and circumstances to determine whether it should (i) reject the proposed transaction; (ii) conclude that the proposed transaction is appropriate and suggest that the Company pursue it on the terms presented or on different terms, and in the case of a Corporate Opportunity suggest that the Company pursue the Corporate Opportunity on its own, with the party who brought the proposed transaction to the Company’s attention or with another third party; or (iii) ask the Board to consider the proposed transaction so the Board may then take either of the actions described in (i) or (ii) above, and, at the Governance Committee’s option, in connection with (iii), make recommendations to the Board.

Any person bringing a proposed transaction to the Governance Committee is obligated to provide any and all information requested by the Governance Committee and, if a Director, to recuse himself from any vote or other deliberation.

Historically the Company has employed these pre-established procedures also with respect to transactions involving known beneficial holders of more than five percent of Shares.

The policy may be changed at any time by the Board.

OTHER MATTERS

The Board is not aware of any matters not referred to in this proxy statement that will be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the Shares represented thereby in accordance with their discretion.

SOLICITATION COSTS

The Company will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and over the Internet and may also be made by telephone or in person using the services of a number of regular employees of the Company at nominal cost. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of Shares. The Company has engaged D.F. King & Co., Inc. to solicit proxies and to assist with the distribution of proxy materials for a fee of $18,500 plus reasonable out-of-pocket expenses.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your Shares have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Starwood Hotels & Resorts Worldwide, Inc., 1111 Westchester Avenue, White Plains, NY 10604 or by calling (914) 640-8100. You may also obtain a copy of the proxy statement and annual report from the investor relations page on the Company’s website (www.starwoodhotels.com/corporate/investor_relations.html). Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to make a proposal for consideration at next year’s Annual Meeting and have it included in the Company’s proxy materials, the Company must receive your proposal by November 13, 2010, and the proposal must comply with the rules of the SEC.

If you want to make a proposal or nominate a Director for consideration at next year’s Annual Meeting without having the proposal included in the Company’s proxy materials, you must comply with the then current advance notice provisions and other requirements set forth in the Company’s Bylaws, including that the Company must receive your proposal on or after February 2, 2011 and on or prior to February 27, 2011, with certain exceptions if the date of next year’s Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2010 Annual Meeting.

If the Company does not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of the Company’s Bylaws, then it may not be brought before the 2011 Annual Meeting.

The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

You should address your proposals or nominations to the Corporate Secretary, Starwood Hotels & Resorts Worldwide, Inc., 1111 Westchester Avenue, White Plains, New York 10604.

By Order of the Board of Directors
STARWOOD HOTELS & RESORTS
WORLDWIDE, INC.

Kenneth S. Siegel
Corporate Secretary

March 29, 2010

APPENDIX A

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
ANNUAL INCENTIVE PLAN FOR CERTAIN EXECUTIVES
AS AMENDED AND RESTATED IN DECEMBER 2008

1. Definitions.  When the following terms are used herein with initial capital letters, they shall have the following meanings:

Code — shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any final Treasury Regulations promulgated thereunder. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

Committee — shall mean a committee comprised solely of two or more members of the Board of Directors of the Company, each of whom is an “outside director” within the meaning of Code section 162(m) and a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

Company — shall mean Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation.

Deferred Share Account — shall mean a book reserve maintained by the Company for the purpose of measuring the amount payable to a Participant with respect to the deferred portion of the Participant’s bonus payment for a Performance Period.

Designated Beneficiary — shall mean the person or persons entitled to receive the remaining Distributable Balance in a Participant’s Deferred Share Account at the Participant’s death.

Disability — shall have the same meaning as in Code section 409A(a)(2)(C).

Distributable Balance — shall mean the vested portion of a Participant’s Deferred Share Account that is distributable to the Participant on the Distribution Date (as defined in subsection 5.4), as adjusted for deemed investment returns pursuant to subsection 5.2.

Exchange Act — shall mean the Securities Exchange Act of 1934, as amended.

Fair Market Value — shall mean the fair market value of a Share, as determined by the Committee, which, unless otherwise specified, shall be the average of the high and low sales price for a Share as reported in the New York Stock Exchange Composite Transactions on the date as of which such value is being determined, or, if there is no such sale on the relevant date, then on the preceding business day on which a sale was reported.

Participant — shall mean the Executive Chairman and the Chief Executive Officer, and any other executive officer of the Company who is designated by the Committee as a Participant in this Plan at any time ending on or before the lesser of (i) the 90th day of the applicable Performance Period or (ii) the date on which 25% of the Performance Period has elapsed.

Performance Measure — The Performance Measure shall be directly and specifically tied to one or more of the following business criteria, determined with respect to the Company: earnings before interest, taxes, depreciation and amortization (“EBITDA”), consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, cash flow measures, return on equity, return on net assets employed or earnings per share for the applicable Performance Period, subject to such other special rules and conditions as the Committee may establish at any time ending on or before the lesser of (i) the 90th day of the applicable Performance Period or (ii) the date on which 25% of the applicable Performance Period has elapsed.

Performance Period — shall mean the twelve consecutive month period, which coincides with the Company’s fiscal year, or, such other period as the Committee may determine in its discretion.

Plan — shall mean the Starwood Hotels & Resorts Worldwide, Inc. Annual Incentive Plan for Certain Executives as set forth herein and as from time to time amended.

Separation from Service — shall mean a Participant’s separation from service with the Starwood Organization, within the meaning of Code section 409A(a)(2)(A)(i). The term may also be used as a verb (i.e., “Separates from

Service”) with no change in meaning. Notwithstanding the preceding sentence, a Participant’s transfer to an entity owned 50% or more by the Company will not constitute a Separation of Service to the extent permitted by Code section 409A. The following principles shall generally apply in determining when a Separation from Service occurs:

(a) A Participant separates from service with the Company if the Employee dies, retires, or otherwise has a termination of employment with the Company. Whether a termination of employment has occurred is determined based on whether the facts and circumstance indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Participant provided services to the Company if the Participant has been providing services for less than 36 months).

(b) A Participant will not be deemed to have experienced a Separation from Service if such Participant is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(c) If a Participant provides services both an as employee and as a member of the Board of Directors of the Company, the services provided as a Director are generally not taken into account in determining whether the Participant has Separated from Service as a Participant for purposes of the Plan, in accordance with final regulations under section 409A.

Specified Employee means an individual identified in accordance with the following principles:

(a) General.  Any participant who at any time during the applicable year is:

(1) An officer of any member of the Starwood Organization having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code);

(2) A 5-percent owner of any member of the Starwood Organization; or

(3) A 1-percent owner of any member of the Starwood Organization having annual compensation of more than $150,000.

No more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this definition, annual compensation means compensation as defined in Treas. Reg. § 1.415(c)-2(a), without regard to Treas. Reg. §§ 1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g). The Committee or its delegate shall determine who is a Specified Employee in accordance with section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith, and provided further that the applicable year shall be determined in accordance with section 409A and that any modification of the foregoing definition that applies under section 409A shall be taken into account.

(b) Applicable Year.  Effective from and after December 31, 2007, the Committee or its delegate shall determine Specified Employees effective as of the last day of each calendar year, based on compensation for such year, and such designation shall be effective for purposes of the Plan for the twelve month period commencing on April 1st of the next following calendar year (e.g., the Specified Employee determination by the Committee as of December 31, 2008 shall apply to the period from April 1, 2009 to March 31, 2010).

Starwood Organization means the controlled group of organizations of which the Company is a part, as defined by sections 414(b) and (c) of the Code and the regulations issued thereunder (but applying the 50% standard for relatedness applicable under Treasury Regulation § 1.409A-1(h)(3) in lieu of the 80% standard that ordinarily applies under Code section 414). An entity shall be considered a member of the Starwood Organization only during the period it is one of the group of organizations described in the preceding sentence.

Share — shall mean one share of common stock, par value $.01 per share, of the Company.

2. Administration.

2.1 Committee.  The Plan shall be administered by the Committee.

2.2 Determinations Made Prior to Each Performance Period.  At any time ending on or before the lesser of (i) the 90th day of the applicable Performance Period or (ii) the date on which 25% of the Performance Period has elapsed, the Committee shall:

(a) Designate Participants for that Performance Period.

(b) Establish the Performance Measures for the Performance Period.

(c) Determine the formula for determining each Participant’s bonus payment for the Performance Period.

2.3 Certification.  Following the close of each Performance Period and prior to payment of any bonus under the Plan, the Committee must certify in writing that the applicable Performance Measure targets and all other factors upon which a bonus is based have been attained.

2.4 Stockholder Approval.  The material terms of the Plan shall be disclosed to and approved by stockholders of the Company in accordance with Code section 162(m). No bonus shall be paid under this Plan unless such stockholder approval has been obtained.

3. Determination of Bonus.

3.1 Formula.  Each Participant shall be eligible to receive a bonus payment for a Performance Period in an amount established by or determined under a bonus formula established by the Committee for the Performance Period based on the attainment of the Performance Measure targets for the Performance Period.

3.2 Limitations.

(a) No payment if Performance Measure threshold not achieved.  In no event shall any Participant receive a bonus payment hereunder if the minimum threshold Performance Measure requirement applicable to the bonus payment is not achieved during the Performance Period.

(b) No payment in excess of pre-established amount.  No Participant shall receive a bonus payment under this Plan for any Performance Period in excess of $9 million.

(c) Committee may reduce bonus payment.  The Committee retains sole discretion to reduce the amount of, or eliminate, any bonus otherwise payable to a Participant under this Plan. The Committee may exercise such discretion by, among other actions, establishing conditions for the payment of bonuses in addition to the Performance Measure targets, including the achievement of financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate.

4. Bonus Payments.

4.1 Time and Form of Payments.  Not less than 75% of the bonus payment payable to a Participant under the Plan for a Performance Period shall be paid to the Participant in one or more cash payments as soon as determined by the Committee after it has certified that the Performance Measure targets and all other factors upon which the bonus payment for the Participant is based have been attained; provided, however, that in all cases such payments shall be paid during the two and one-half month period immediately following the end of such Performance Period.

4.2 Nontransferability.  Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any other beneficiary.

4.3 Tax Withholding.  In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

5. Deferred Share Accounts.

5.1 Deferrals to Accounts.

(a) An amount equal to 25%, unless the Committee determines to defer a smaller portion of a Participant’s bonus payment, determined in the sole discretion of the Committee, of the gross bonus payment payable to a Participant under the Plan for a Performance Period may be credited to the Participant’s Deferred Share Account as of the date on which the first cash bonus payment for the Performance Period is paid to the Participant pursuant to subsection 4.1. The Committee shall make any determination to apply a smaller percentage for a Performance Period no later than six months prior to the end of the Performance Period. However, for any Participant who is hired during a Performance Period and receives a bonus opportunity under this Plan for such Performance Period, the deferral percentage shall be 25% with no opportunity for the Committee to specify a lower percentage.

(b) An amount equal to no more than the amount of the bonus payment payable to a Participant for a Performance Period in excess of $3 million may be credited to the Participant’s Deferred Share Account at the election of the Participant. Any election by a Participant to defer such a portion of his bonus payment shall be made no later than six months prior to the end of the Performance Period and in a form prescribed by the Committee. An amount so deferred shall be credited to the Participant’s Deferred Share Account as of the date on which the first cash bonus payment for the Performance Period is paid to the Participant pursuant to subsection 4.1.

5.2 Deemed Investment of Deferred Share Accounts.  Amounts credited to a Participant’s Deferred Share Account pursuant to subsection 5.1(a) shall be deemed to be invested in whole and fractional Shares at a price equal to 75% of the Fair Market Value thereof on the date as of which the amount is credited to the Deferred Share Account. Amounts credited to a Participant’s Deferred Share Account pursuant to subsection 5.1(b) shall be deemed to be invested in whole and factional Shares at a price equal to 100% of the Fair Market Value thereof on the date as of which the amount is credited to the Deferred Share Account. If any dividends are paid or other distributions are made on the Company’s Shares, dividend equivalents and other distribution equivalents shall be paid in the same proportion on the Shares concurrently to the Participant and shall be paid to the Participant within the same calendar year that the dividend is paid or other distributions are made to the Company’s shareholders.

5.3 Vesting of Deferred Share Account.

(a) The amount credited to a Participant’s Deferred Share Account under subsection 5.1(a) (as adjusted for deemed investment returns under subsection 5.2) shall become vested ratably over the three-year period beginning at the end of the Performance Period, provided, however, that such credited amounts shall become fully vested on the first to occur of the following:

(1) The date of the Participant’s death;

(2) The date of the Participant’s disability; or

(3) The date of the Participant’s retirement.

For purposes of this subsection 5.3, “disability” shall mean a total physical disability which, in the Company’s judgment, prevents the Participant from performing substantially his/her employment duties and responsibilities for a continuous period of at least six months, and “retirement” shall mean retirement as then defined in the Company’s 2004 Long-Term Incentive Compensation Plan (or any successor thereto) (the “Company’s LTIP”).

(b) The amount credited to a Participant’s Deferred Share Account under subsection 5.1(b) (as adjusted for deemed investment returns under subsection 5.2) shall become vested ratably over the remaining term of any applicable employment agreement and shall vest in full upon the Participant’s termination of employment for any reason.

5.4 Distribution of Deferred Share Accounts.

(a) Non-409A Covered Amounts.  On the earlier of (1) the third anniversary of the end of the applicable Performance Period, or (2) the day following the date the Participant’s employment is terminated for any reason (such earlier date being referred to as the “Distribution Date”), the Company shall compute and pay the “Distributable Balance” in a Participant’s Deferred Share Account on such date. In the event that the Participant becomes disabled as defined in subsection 5.3 above, his/her employment shall for these purposes be deemed to terminate on the first day of the month in which he/she begins to receive long-term disability payments under the Company’s long-term disability plan. All distributions under this subsection 5.4 will be made in whole Shares and cash equal to the Fair Market Value of any fractional Share and such Shares shall be issuable under the Company’s LTIP. If a Participant dies before his/her entire Distributable Balance has been paid, the Company shall pay the then-undistributed remainder of the Distributable Balance to the Participant’s Designated Beneficiary.

(b) 409A Covered Amounts.  Notwithstanding any contrary terms in the Plan, each portion of a Participant’s Deferred Share Account described in subsections 5.1(a) and 5.1(b) above that is required to comply with section 409A of the Code (together, “409A-Covered Amounts”) shall not be paid at the time specified in subsection 5.4(a) above but shall instead be paid at the following time and subject to the following conditions:

(1) On the earlier of (i) the third anniversary of the end of the applicable Performance Period, or (ii) the day following the date of the Participant’s Separation from Service or (iii) the date on which the Participant first incurs a Disability (such earlier date being referred to as the “Distribution Date”), the Company shall compute and pay the vested portion of the 409A-Covered Amounts in the Participant’s Deferred Share Account on such date. If payment is triggered by the Participant’s Separation from Service and the Participant is determined to be a Specified Employee on the date of the Participant’s Separation from Service, the otherwise applicable payment date related to the Separation from Service (including a retirement) shall be delayed six months after such Separation from Service.

(2) Notwithstanding anything set out in the Plan for purposes of determining the time of payment of 409A-Covered Amounts, a Change in Control shall not be deemed to have occurred unless the transaction constitutes a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”). If a Change in Control occurs for vesting purposes with respect to 409A-Covered Amounts at a time when a 409A Change in Control has not occurred for payment purposes with respect to such 409A-Covered Amounts, then payment of such 409A-Covered Amounts will be made at the time otherwise provided in subsection 5.4(b)(1).

(3) Any amounts credited to a Participant’s Deferred Share Account pursuant to subsection 5.1(a) above will be deemed to be a 409A-Covered Amount if the Participant has satisfied the definition of “retirement” at any time during the Performance Period for which such amounts are being credited.

5.5 Designation of Beneficiaries.  A Participant may designate a Designated Beneficiary by executing and filing with the Company during his/her lifetime, a beneficiary designation. The Participant may change his Designated Beneficiary at any time by filing a new beneficiary designation with the Company. If a Designated Beneficiary is adjudicated bankrupt prior to the date of the Participant’s death, or if the Participant fails to designate a beneficiary, then the following persons in the following order shall receive the entire amount which the previous Designated Beneficiary would have been entitled to receive: (i) Participant’s spouse, if living; (ii) Participant’s then-living descendants, per stirpes; and (iii) Participant’s estate.

5.6 Tax Withholding.  The Company shall have the right to require, prior to the issuance or delivery of any Shares, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection with the distribution of Shares. In the alternative, the Company may withhold whole Shares which would otherwise be delivered to a Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with a distribution in the amount necessary to satisfy any such obligation. Any fraction of a Share that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant.

5.7 Restrictions on Shares.  If at any time the Company determines that the listing, registration or qualification of the Shares allocated to the Deferred Share Accounts of Participants upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of Shares hereunder, such Shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered to any Participant hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.8 Adjustment.  If any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend; or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to stockholders (other than a normal cash dividend) results in the outstanding Shares being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares, the number and class of securities deemed to be held in each Deferred Share Account shall be appropriately adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.9 Change in Control.

(a) Effect of Change in Control.

(1) Notwithstanding any provision in the Plan (other than as provided in this subsection 5.4(b) and 5.9), in the event of a Change in Control, the Committee may, but shall not be required to, make such adjustments to outstanding awards as it deems appropriate, including, without limitation, causing the unvested amount in a Participant’s Deferred Share Account to vest or electing that each outstanding Deferred Share Account shall be canceled by the Company, and that each Participant shall receive within a specified period of time from the occurrence of the Change in Control a cash payment from the Company in an amount equal to the number of Shares then deemed to be in the Participant’s Deferred Share Account, multiplied by the greater of (x) the highest per Share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (y) the Fair Market Value of a Share on the date of occurrence of the Change in Control.

(2) In the event of a Change in Control pursuant to subsection (b) (3) or (4) below in connection with which the holders of Shares receive shares of common stock that are registered under section 12 of the Exchange Act, the Committee may, but shall not be required to, substitute for each Share available under this Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control.

(b) Definition.  For purposes of the Plan, “Change in Control” shall mean:

(1) Any person (as defined in section 3(a)(9) of the Exchange Act and used in sections 13(d) and 14(d) thereof, including a “group” as defined in section 13(d) thereof, “Person”) is or becomes the beneficial owner within the meaning of Rule 13d-3 promulgated under the Exchange Act (but without regard to any time period specified in Rule 13d-3(d)(1)(i)) of 33 1/3 percent or more of either (i) then outstanding Shares (the “Outstanding Shares”) or (ii) the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(2) Individuals who, as of January 1, 2005 (the “Effective Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3) Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Shares and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 66 2/3 percent of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than: the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly 33 1/3 percent or more of the Outstanding Shares or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 33 1/3 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

6. Amendment and Termination.  Subject to the provisions of Code sections 162(m) and 409A, the Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of the Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action.

7. Miscellaneous.

7.1 Effective Date.  Subject to approval by the Company’s stockholders, the effective date of the Plan (as amended and restated) shall be for Performance Periods commencing on or after January 1, 2005. The Plan as it exists prior to being amended and restated on January 1, 2005 governs awards earned and vested prior to such date. This current amendment and statement in December 2008 is effective as of January 1, 2005 in order to ensure compliance with Code section 409A where applicable.

7.2 Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any ways material or relevant to the construction or interpretation of the Plan or any provision thereof.

7.3 Applicability to Successors.  This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

7.4 Employment Rights and Other Benefits Programs.  The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, the Participant’s employment at any time. This Plan shall not replace any contract of employment, whether oral, or written, between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

7.5 No Trust Fund Created.  This Plan shall not create or be construed to create a trust or separate fund of any kind or fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

7.6 Governing Law.  The place of administration of the Plan shall be in the State of New York. The corporate law of the State of Maryland shall govern issues relating to the validity and issuance of Shares. Otherwise, the Plan shall be construed and administered in accordance with the laws of the State of New York, without giving effect to principles relating to conflict of laws.

7.7 Severability.  If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

7.8 Qualified Performance-Based Compensation.  All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder to the maximum extent possible as qualified performance-based compensation within the meaning of Code section 162(m).

7.9 Compliance with Code section 409A. At all times, this Plan shall be interpreted and operated (a) in accordance with the requirements of Code section 409A, unless an exemption from Code section 409A is available and applicable, (b) to maintain the exemptions from Code section 409A of bonus payments under subsection 4.1 that are designed to meet the short-term deferral exception under Code section 409A and (c) to preserve the status of deferrals of compensation that were earned and vested prior to January 1, 2005 as exempt from Code section 409A, i.e., to preserve the grandfathered status of such deferrals. In the event that any payment hereunder or provision of the Plan shall be deemed not to comply with Code section 409A, then neither the Company, the Board of Directors, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any Participant or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party.

General Directions To
Sheraton Suites Philadelphia Airport

Via I-95 North

Take I-95 North. Follow signs to Central Philadelphia, Route 291-West. Exit on Island Avenue/PA 291 Ramp. Stay in right lane and turn right onto Island Avenue. Hotel entrance is on the right.

Via I-95 South

Take I-95 South over the Girard Point Bridge. Exit on Island Ave./Enterprise Ave. (Exit 15). At dead end, turn right onto Island Avenue. The hotel complex is on the right side beyond the first traffic light.

Note: Should you exit at Bartram Avenue, turn left at the second light onto Island Avenue. Stay in left lane. At the first light, make U-turn. Hotel entrance is on the right.

From New Jersey and New York (Via New Jersey Turnpike)

Take New Jersey Turnpike South to Exit 3 (Philadelphia, Walt Whitman Bridge). Cross Walt Whitman Bridge; after toll, take I-95 South and exit at Island Avenue/Enterprise Avenue (Exit 15). At dead end, turn right onto Island Avenue. The Hotel complex is on the right side after the first traffic light.

From 30th Street Station

Rail service to Philadelphia International Airport is provided by Southeastern Pennsylvania Transportation Authority. Take Airport Line R1 to Philadelphia International Airport. Follow directions from airport below.

From Philadelphia International Airport (PHL)

By Sheraton Suites Shuttle:  Proceed to courtesy phones located outside baggage claim area. Say “The Sheraton Suites” to reach shuttle operator.

By Car:  Follow I-95 North to Island Avenue/291 Exit or take 291 East and turn left at traffic light (see Exxon on left side). Hotel is located on the right.

AUTHORIZE YOUR PROXY BY INTERNET — www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting STARWOOD HOTELS & RESORTS date or any cut-off date described in the proxy statement. Have your proxy card in hand when you access the web site and follow the instructions to WORLDWIDE, INC. obtain your records and to create an electronic voting instruction form.1111 WESTCHESTER AVENUE AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903WHITE PLAINS, NY 10604 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or any cut-off date described in the proxy statement. Have your proxy card in hand when you call and then follow the instructions.AUTHORIZE YOUR PROXY BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M22741-P90706 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. STARWOOD HOTELS & RESORTS WORLDWIDE, INC. Vote On Directors (The Board of Directors recommends a vote FOR each of the following nominees): For Withhold For All To withhold authority to vote for any individual 1. Election of Directors All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees: 01) Adam Aron 07) Eric Hippeau 02) Charlene Barshefsky 08) Stephen Quazzo 03) Thomas Clarke 09) Thomas Ryder 04) Clayton Daley, Jr. 10) Frits van Paasschen 05) Bruce Duncan 11) Kneeland Youngblood 06) Lizanne Galbreath For Against Abstain Vote On Proposals (The Board of Directors recommends a vote FOR each of these proposals): 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal 0 0 0 year ending December 31, 2010. 3. To reapprove the Company’s Annual Incentive Plan for Certain Executives. 0 0 0 Please indicate if you plan to attend this meeting. 0 0 Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

GENERAL DIRECTIONS TO SHERATON SUITES PHILADELPHIA AIRPORT Via I-95 North Take I-95 North. Follow signs to Central Philadelphia, Route 291-West. Exit on Island Avenue/PA 291 Ramp. Stay in right lane and turn right onto Island Avenue. Hotel entrance is on the right. Via I-95 South Take I-95 South over the Girard Point Bridge. Exit on Island Ave./Enterprise Ave. (Exit 15). At dead end, turn right onto Island Avenue. The hotel complex is on the right side beyond the first traffic light. Note: Should you exit at Bartram Avenue, turn left at the second light onto Island Avenue. Stay in left lane. At the first light, make U-turn. Hotel entrance is on the right. From New Jersey and New York (via New Jersey Turnpike) Take New Jersey Turnpike South to Exit 3 (Philadelphia, Walt Whitman Bridge). Cross Walt Whitman Bridge; after toll, take I-95 South and exit at Island Avenue/Enterprise Avenue (Exit 15). At dead end, turn right onto Island Avenue. The Hotel complex is on the right side after the first traffic light. From 30th Street Station Rail service provided to Philadelphia International Airport by Southeastern Pennsylvania Transportation Authority. Take Airport Line R1 to Philadelphia International Airport. Follow directions from airport below. From Philadelphia International Airport (PHL) By Sheraton Suites Shuttle: Proceed to courtesy phones located outside baggage claim area. Say “The Sheraton Suites” to reach shuttle operator. By Car: Follow I-95 North to Island Avenue/291 Exit or take 291 East and turn left at traffic light (see Exxon on left side). Hotel is located on the right. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report Combo are available at www.proxyvote.com. M22742-P90706 Starwood Hotels & Resorts Worldwide, Inc. Proxy solicited by the Board of Directors for 2010 Annual Meeting of Stockholders and any postponement or adjournment thereof The undersigned stockholder of Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”) hereby appoints Frits van Paasschen, Bruce Duncan and Kenneth S. Siegel, or each of them, proxies and attorneys-in-fact, with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Stockholders of the Company, to be held at the Sheraton Suites Philadelphia Airport, 4101 Island Avenue, Philadelphia, PA 19153 on May 13, 2010, at 12:00 p.m. local time, and at any adjournment or postponement thereof, and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting as the undersigned directs on the reverse side of this card. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of which are incorporated by reference, and revokes any proxy previously given by the undersigned with respect to such meeting. This proxy will be voted as directed, or if no direction is indicated, the proxy holders will vote the shares represented by this proxy “FOR” Proposals 1 and 2, and 3 and in the discretion of the proxy holders on any other matter that may properly come before the meeting. Continued and to be signed on reverse side